UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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⌧	Definitive Proxy Statement
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◻	Soliciting Material under §240.14a-12

SkyWest, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SkyWest, Inc.

444 South River Road   ●   St. George, UT 84790

March 23, 2023

Dear Shareholder:

You are invited to attend the virtual Annual Meeting of Shareholders of SkyWest, Inc. scheduled to be held at 10:00 a.m., Mountain Daylight Time on Tuesday, May 2, 2023. Shareholders can access, participate in, and vote at the virtual Annual Meeting at www.virtualshareholdermeeting.com/SKYW2023 by using the 16-digit control number included on the proxy card and the instructions accompanying the proxy materials.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the items to be considered and acted upon by shareholders.

Your vote is very important. Whether you plan to attend the virtual Annual Meeting or not, we urge you to vote your shares as soon as possible. This will ensure representation of your shares at the Annual Meeting if you are unable to virtually attend.

We are pleased to make these proxy materials available over the Internet, which we believe increases the efficiency and reduces the expense of our annual meeting process. As a result, we are mailing to shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of paper copies of these proxy materials and our 2022 Annual Report. The Notice contains instructions on how to access those documents over the Internet or request that a full set of printed materials be sent to you. The Notice also gives instructions on how to vote your shares.

We look forward to your attendance at the virtual Annual Meeting.

Sincerely,

Jerry C. Atkin

Board Chair

SkyWest, Inc.

444 South River Road   ●   St. George, UT 84790

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

OF SKYWEST, INC.

Date:	Tuesday, May 2, 2023
Time:	10:00 a.m., Mountain Daylight Time (MDT)
Place:	www.virtualshareholdermeeting.com/SKYW2023
Purposes:	1.	To elect eight directors of SkyWest, Inc. (the “Company”), to serve until the next Annual Meeting of the Company’s shareholders and until their successors are duly elected and qualified;
	2.	To conduct a vote, on an advisory basis, on the compensation of the Company’s named executive officers;
	3.	To conduct a vote, on an advisory basis, on the frequency of holding future advisory votes on the compensation of the Company’s named executive officers every 1 year, 2 years or 3 years;
	4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023; and
	5.	To transact such other business that may properly come before the Annual Meeting and any adjournment thereof.
Who Can Vote:	Shareholders at the close of business on March 2, 2023.
How You Can Vote:	Shareholders may vote during the Annual Meeting, or in advance over the Internet, by telephone, or by mail.

By authorization of the Board of Directors,

Jerry C. Atkin

Board Chair

March 23, 2023

Proxy Statement for the

Annual Meeting of Shareholders of

SKYWEST, INC.

To Be Held on Tuesday, May 2, 2023

PROXY STATEMENT

FOR THE

ANNUAL MEETING OF SHAREHOLDERS

OF

SKYWEST, INC.

TUESDAY, MAY 2, 2023

OVERVIEW

Solicitation

This Proxy Statement, the accompanying Notice of Annual Meeting, proxy card and the Annual Report to Shareholders of SkyWest, Inc. (the “Company” or “SkyWest”) are being mailed on or about March 23, 2023. The Board of Directors of the Company (the “Board”) is soliciting your proxy to vote your shares at the Annual Meeting of the Company’s Shareholders to be held on May 2, 2023 at 10:00 a.m., Mountain Daylight Time (the “Meeting”). The Meeting will be held virtually at www.virtualshareholdermeeting.com/SKYW2023. The Board is soliciting your proxy in an effort to give all shareholders of record the opportunity to vote on matters that will be presented at the Meeting. This Proxy Statement provides information to assist you in voting your shares.

What is a proxy?

A proxy is your legal designation of another person to vote on your behalf. You are giving the individuals appointed by the Board as proxies (Jerry C. Atkin, Russell A. Childs and Robert J. Simmons) the authority to vote your shares in the manner you indicate.

Why did I receive more than one notice?

You may receive multiple notices if you hold your shares in different ways (e.g., joint tenancy, trusts, or custodial accounts) or in multiple accounts. If your shares are held by a broker (i.e., in “street name”), you will receive your notice or other voting information from your broker. In any case, you should vote for each notice you receive.

Voting Information

Who is qualified to vote?

You are qualified to receive notice of and to vote at the Meeting if you owned shares of common stock of SkyWest (the “Common Stock”) at the close of business on the record date of Thursday, March 2, 2023.

How many shares of Common Stock may vote at the Meeting?

As of March 2, 2023, there were 48,819,519 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented at the Meeting.

What is the difference between a “shareholder of record” and a “street name” holder?

If your shares are registered directly in your name with Zions First National Bank, the Company’s transfer agent, you are a “shareholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How can I vote at the Meeting?

You may vote during the Meeting by virtually attending the Meeting via the Internet at www.virtualshareholdermeeting.com/SKYW2023 and following the instructions there. You may also vote in advance over the Internet, or by telephone, or you may request a complete set of traditional proxy materials and vote your proxy by mail. To vote your proxy in advance of the Meeting using the Internet or telephone, see the instructions on the proxy form and have the proxy form available when you access the Internet website or place your telephone call. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the instructions on the card.

How do I attend the virtual Meeting?

Shareholders of record as of March 2, 2023 will be able to attend and participate in the virtual Meeting by accessing www.virtualshareholdermeeting.com/SKYW2023 and following the instructions there. To join the Meeting, you will need to have your 16-digit control number which is included on your notice or your proxy card (if you received a printed copy of the proxy materials).

Even if you plan to attend the Meeting, we recommend that you also vote by proxy as described herein so that your vote will be counted if you subsequently decide not to attend the Meeting.

Access to the Audio Webcast of the Meeting. The live audio webcast of the Meeting will begin promptly at 10:00 a.m., Mountain Daylight Time on May 2, 2023. We encourage shareholders to access the meeting website prior to the start time. Online access to the audio webcast will open approximately 15 minutes prior to the start of the virtual Meeting to allow time for you to log in and test the computer audio system.

Log in Procedures. To attend the virtual Meeting, visit www.virtualshareholdermeeting.com/SKYW2023 to log in. Shareholders will need their unique 16-digit control number which appears on your notice (printed in the box and marked by the arrow) and the instructions that accompanied the proxy materials. In the event that you do not have a control number, please contact your broker, bank, or other agent as soon as possible and no later than April 20, 2023, so that you can be provided with a control number and gain access to the Meeting.

Technical Assistance. Beginning 15 minutes prior to the start of and during the virtual Meeting, we will have technicians ready to assist shareholders with any technical difficulties they may have accessing or hearing the Meeting. If you encounter any difficulties accessing the virtual Meeting during the check-in or meeting time, please call the technical support number available on the shareholder login site.

Submitting Questions. If you wish to submit questions for the Annual Meeting, you may do so beginning at 9:00 a.m. Mountain Daylight Time on April 4, 2023, until 11:59 p.m. Mountain Daylight Time on April 29, 2023, by logging into www.proxyvote.com and entering your control number included on your proxy materials. Once past the login screen, click on “Question for Management,” type in your question and click “Submit.”

Questions pertinent to meeting matters will be answered during the question and answer period immediately following the formal business portion of the Annual Meeting. In order to give as many shareholders as possible the opportunity to ask questions, each shareholder will be limited to one question. Questions regarding personal matters, such as employment or service-related issues, or other matters not deemed pertinent to meeting matters or otherwise suitable for discussion at the meeting (in the discretion of the presiding officer at the meeting) will not be answered. Any questions suitable for discussion at the meeting that cannot be answered during the Annual Meeting due to time constraints will be addressed after the meeting in the Investor Relations section of our website, inc.skywest.com. The questions and answers will be available as soon as practical after the Annual Meeting and will remain available until two weeks after posting.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1—FOR the election of all eight nominees for director.
Proposal 2—FOR the non-binding resolution to approve the compensation of the Company’s named executive officers.
Proposal 3—for the approval, on an advisory basis, of the frequency of future stockholder advisory votes on the compensation of the Company’s named executive officers every 1 YEAR.
Proposal 4—FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023.

What are my choices when voting?

Proposal 1—You may cast your vote in favor of up to eight individual director-nominees. You may vote for less than eight director-nominees if you choose. You may also abstain from voting.

Proposals 2 and 4—You may cast your vote in favor of, or against, each proposal. You may also abstain from voting.
Proposal 3—You may cast your vote in favor of a period of 1 year, 2 years or 3 years. You may also abstain from voting.

How will my shares be voted if I do not specify how they should be voted?

If you execute the enclosed proxy card without indicating how you want your shares to be voted, the proxies appointed by the Board will vote as recommended by the Board and described previously in this section.

Similarly, shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists. A broker non-vote occurs when a broker, bank or other financial institution holding shares in street name for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for a particular proposal. Under the rules of various national and regional securities exchanges, the organization that holds your shares in street name has discretionary authority to vote only on routine matters and cannot vote on non-routine matters. The only proposal at the meeting that is considered a routine matter under applicable rules is the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023. Therefore, unless you provide voting instructions to the broker, bank or other financial institution holding shares on your behalf, they will not have discretionary authority to vote your shares on any of the other proposals described in this proxy statement. Please vote your proxy or provide voting instructions to the broker, bank or other financial institution holding your shares so your vote on the other proposals will be counted.

What is the quorum requirement for the Meeting?

Under Utah law and the Company’s Amended and Restated Bylaws, the holders of a majority of the votes entitled to be cast on the matter constitutes a quorum. Therefore, the holders of a majority of the Common Stock issued and outstanding and entitled to vote at the Meeting, present in person or represented by proxy, constitute a quorum for the transaction of business at the Meeting. If you submit a properly executed proxy via the Internet or by telephone or mail, regardless of whether you abstain from voting on one or more matters, your shares will be counted as present at the Meeting for the purpose of determining a quorum. Broker non-votes will also be counted as present for the purpose of determining the presence of a quorum at the Meeting. The inspectors of election will determine whether a quorum is present and will tabulate the votes cast at the Meeting.

What vote will be required to approve each proposal?

Proposal 1 provides that, assuming a quorum is present at the Meeting, the eight director-nominees who receive a majority of the votes cast with respect to his or her election will be elected as directors of the Company. This means that the number of shares voted “for” the election of a director must exceed the number of shares voted “against” the election of that director.

Proposals 2 and 4 will be approved if, assuming a quorum is present at the Meeting, the number of votes cast, in person or by proxy, in favor of a particular proposal exceeds the number of votes cast in opposition to the proposal. Proposal 2 is an advisory vote only, and has no binding effect on the Board or the Company.

Proposal 3 allows you to vote for one of four choices: holding the advisory vote on executive compensation every 1 year, 2 years or 3 years, or abstaining from voting. Therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board, but will instead be casting their vote for the voting frequency they prefer. Proposal 3 is an advisory vote only, and has no binding effect on the Board or the Company.

How will abstentions and broker non-votes be treated?

Abstentions and broker non-votes will be deemed as “present” at the Meeting and will be counted for quorum purposes only. Abstentions and broker non-votes, if any, will not count as a vote cast as to any director-nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast. For purposes of the votes on Proposals No. 2, No. 3 and No. 4 abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the votes on such proposals.

Can I change my vote?

You may revoke your proxy before the time of voting at the Meeting in any of the following ways:

●	by mailing a revised proxy card to the Chief Financial Officer of the Company;
●	by changing your vote on the Internet website;
●	by using the telephone voting procedures; or
●	by attending the Meeting virtually and voting during the Meeting.

Who will count the votes?

Representatives from Zions First National Bank, the Company’s transfer agent, or other individuals designated by the Board, will count the votes and serve as inspectors of election. The Company anticipates using a third-party service, Broadridge Financial Solutions, Inc., to facilitate the voting process. The inspectors of election will be present at the Meeting.

Will there be a list of shareholders entitled to vote at the Meeting?

Yes, the Company will make a shareholders’ list as of the close of business on March 2, 2023 available for inspection upon request at the Company’s principal office at 444 South River Road, St. George, Utah 84790, beginning two business days after the date of this Proxy Statement continuing through the Meeting and any meeting adjournments thereof. Such list will also be available during the Meeting on the online portal.

Who will pay the cost of this proxy solicitation?

The Company will pay the costs of soliciting proxies. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Common Stock.

Is this Proxy Statement the only way proxies are being solicited for use at the Meeting?

Yes. The Company does not intend to employ any other methods of solicitation.

How are proxy materials being delivered?

The Company is pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, the Company is mailing to most of its shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this Proxy Statement and the Company’s 2022 Annual Report to Shareholders. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of the Company’s proxy materials, including this Proxy Statement, the 2022 Annual Report to Shareholders and a form of proxy card or voting instruction card. All shareholders who do not receive a Notice will receive a paper copy of the proxy materials by mail. The Company believes this process will allow it to provide its shareholders with the information they need in a more efficient manner, while reducing the environmental impact and lowering the costs of printing and distributing these proxy materials.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board currently consists of eight directors. All directors serve a one-year term and are subject to re-election each year. The terms of all of the Company’s current directors expire at the Meeting. At the Meeting, the Company proposes to elect the eight current directors to hold office until the 2024 Annual Meeting of Shareholders and until their successors have been elected and have qualified. The eight nominees for election at the Meeting are listed below.

●	Jerry C. Atkin, Chair
●	Russell A. Childs
●	Smita Conjeevaram
●	Meredith S. Madden
●	Ronald J. Mittelstaedt
●	Andrew C. Roberts
●	Keith E. Smith
●	James L. Welch

The Board Recommends That Shareholders Vote FOR All Eight Director Nominees.

All of the nominees are currently serving as a director of the Company and have consented to be named as a nominee. Shareholders voting in person or by proxy at the virtual Meeting may only vote for eight nominees. If, prior to the Meeting, any of the nominees becomes unable to serve as a director, the Board may designate a substitute nominee. In that event, the persons named as proxies intend to vote for the substitute nominee designated by the Board.

The Board and the Nominating and Corporate Governance Committee believe that each of the following nominees possesses the experience and qualifications that directors of the Company should possess, as described in detail below, and that the experience and qualifications of each nominee compliments the experience and qualifications of the other nominees. The experience and qualifications of each nominee, including information regarding the specific experience, qualifications, attributes and skills that led the Board and its Nominating and Corporate Governance Committee to conclude that he or she should serve as a director of the Company at the present time, in light of the Company’s business and structure, are set forth on the following pages.

Jerry C. Atkin

Age: 74	Director Since: 1974	Committees: None

Principal Occupation: Board Chair

Experience: Mr. Atkin joined the Company in July 1974 as the Company’s Director of Finance. In 1975, he assumed the office of President and Chief Executive Officer (“CEO”) and was elected Board Chair in 1991. Mr. Atkin served as President of the Company until 2011 and as CEO until December 31, 2015.

The Board nominated Mr. Atkin to serve as a director, in part, because of his deep knowledge and understanding of the Company, the regional airline industry as well as having served as the Company’s CEO for more than 40 years. Mr. Atkin performs an extremely valuable role as the Board Chair, providing critical leadership and direction to the Board’s activities and deliberations. The Board also believes his values and integrity are tremendous assets to the Company and its shareholders.

Other Directorships: Mr. Atkin served as a director of Zions Bancorporation, a regional bank holding company based in Salt Lake City, Utah (“Zions”) from 1993 to July 2020.

Russell A. Childs

Age: 55	Director Since: 2016	Committees: None

Principal Occupation: CEO and President of the Company and its operating subsidiary, SkyWest Airlines, Inc. (“SkyWest Airlines”)

Experience: Mr. Childs was named CEO of the Company effective January 1, 2016, and has served as President of the Company since 2014. He is responsible for the holding company’s operating entities and all commercial activities. He joined the Company in 2001 and became Vice President – Controller later that year. He served as the President and Chief Operating Officer of SkyWest Airlines from 2007 to 2014. Mr. Childs earned his bachelor's degree in Economics and master's degree in Accounting from Brigham Young University. Prior to joining the Company, Mr. Childs was a certified public accountant employed by a public accounting firm.

The Board nominated Mr. Childs, in part, because it recognizes Mr. Childs’ critical role in delivering value to all Company stakeholders, as well as noting the importance of the Company's CEO serving on the Board, as he is the one closest to the Company's day-to-day operations and is able to communicate the Board’s expectations, advice and encouragement to the Company’s nearly 14,000 employees.

Other Directorships: Mr. Childs currently serves on the Salt Lake City Branch of the Federal Reserve Bank of San Francisco, serves on the Intermountain Healthcare Desert Region Board of Trustees and is the Chair of the NextGen Advisory Committee of the Federal Aviation Administration (FAA).

Smita Conjeevaram

Age: 62	Director Since: 2021	Committees: Member of the Audit Committee; Member of the Compensation Committee; Member of the Nominating & Corporate Governance Committee

Principal Occupation: Retired CFO of the Fortress Investment Group's Credit Hedge Funds

Experience: Ms. Conjeevaram holds over 25 years in finance and nearly a decade of experience at two of the Big 4 worldwide accounting firms, including PricewaterhouseCoopers LLP. In her most recent operational role, Ms. Conjeevaram served as Deputy CFO of Fortress Investment Group’s Credit Funds and CFO of the Fortress Investment Group’s Credit Hedge Funds.

The Board nominated Ms. Conjeevaram, in part, because of her refined global business and financial expertise, as well as her experience in growth management.

Other Directorships: Ms. Conjeevaram currently serves as a director of SS&C Technologies, Inc. (SSNC), McGrath Rentcorp (MGRC), and WisdomTree Investments, Inc. (WETF). She is the Audit Committee chair at SSNC. She sits on the Audit and Nominating and Governance committees at MGRC and WETF.

Meredith S. Madden

Age: 49	Director Since: 2015	Committees: Member of the Audit Committee; Member of the Compensation Committee; Member of the Safety & Compliance Committee

Principal Occupation: Chief Executive Officer

Experience: Ms. Madden was appointed CEO of NORDAM in 2011. Headquartered in Tulsa, Oklahoma, NORDAM is one of the world’s premier family-owned aerospace providers of composite structures and engineered solutions, employing nearly 2,500 stakeholders across multiple facilities in North America, Europe and Asia Pacific. Ms. Madden joined NORDAM in 1999, and progressed through a series of roles in operations, sales, and strategic market planning; vice president of Global Sales and Marketing; vice president of the Repair Group; chief operating officer, overseeing all repair and manufacturing operations in the United States, Europe and Asia; and president of NORDAM. Prior to her NORDAM career, she was a senior consultant on mergers and acquisitions, corporate recovery services and financial advisory in global finance.

Ms. Madden holds an MBA from the University of Chicago, and a Bachelor of Science in business administration and finance from the University of Notre Dame.

The Board nominated Ms. Madden, in part, because of her expertise and strategic insights related to aircraft maintenance vendor planning. Additionally, Ms. Madden has extensive expertise working with international maintenance service providers.

Other Directorships: Ms. Madden currently serves on the board of The NORDAM Group LLC, Tempur Sealy International, Inc. (NYSE: TPX) and is an Emeritus Member of the Board of the Smithsonian National Air and Space Museum.

Ronald J. Mittelstaedt

Age: 59	Director Since: 2013	Committees: Chair of the Compensation Committee; Member of the Nominating & Corporate Governance Committee; Member of the Safety & Compliance Committee

Principal Occupation: Board Executive Chair of Waste Connections, Inc. (“Waste Connections”)

Experience: Mr. Mittelstaedt has served as the Executive Chair of Waste Connections, a company he founded in 1998, since July 2019, and he previously served as its Chair and CEO from 1997 to July 2019. Under Mr. Mittelstaedt’s leadership, Waste Connections has become the second largest company in the North American solid waste and recycling industry, employing more than 23,000 people nationwide, and is traded on the New York Stock Exchange and Toronto Stock Exchange. Mr. Mittelstaedt also serves as an independent director and Chair of the Audit Committee for Pride Industries, Inc. Pride Industries is the largest employer of individuals with developmental disabilities in the U.S. with over 5,000 employees. Mr. Mittelstaedt also serves as an independent director for Teichert, Inc. Teichert, Inc. is one of the largest privately-held infrastructure general contractors in California. Mr. Mittelstaedt also serves as an independent director for Pye-Barker, Inc., a privately-held company which is the largest commercial fire suppression install and maintenance company in the United States. Mr. Mittelstaedt also established the RDM Positive Impact Foundation in 2004 to improve the lives of underprivileged and at-risk children. Prior to his career in waste management, he spent three years in the air freight industry. Mr. Mittelstaedt holds a bachelor’s degree in Business Economics from the University of California – Santa Barbara.

The Board nominated Mr. Mittelstaedt, in part, because of his expertise in making large capital equipment decisions, extensive experience working with diverse employee and other groups in various geographic regions and a history of developing an organizational culture of strong work ethics. Mr. Mittelstaedt also contributes to the Board his insight as an experienced CEO of a publicly traded company, which the Board has found valuable in its deliberations.

Other Directorships: Mr. Mittelstaedt currently serves as the Board Chair for Waste Connections, and serves as an independent director of Pride Industries, Teichert and Pye-Barker.

Andrew C. Roberts

Age: 62	Director Since: 2015	Committees: Chair of the Safety & Compliance Committee; Member of the Audit Committee; Member of the Compensation Committee

Principal Occupation: Chair, STS Aviation Group, LLC

Experience: Since January 2019, Mr. Roberts has served as the Chair of STS Aviation Group LLC, a diversified aviation product and services provider, and holds a board position at Continental Aerospace Technologies., a subsidiary and the principal operating entity of Continental Aerospace Technologies Holding Ltd. (0232.HK) since November 2015, a manufacturer of propulsion units for General Aviation.

Mr. Roberts was the Executive Chair of Ryan Herco Flow Solutions, a national distributor of high purity fluid conveyance and control products, from 2015 to 2018. Additionally, he served as CEO, President and Board Member at Align Aerospace, a global distributor of products to the aerospace and aviation industries, from January 2014 to September 2015; and CEO & President of Permaswage Holding SA, a designer and manufacturer of aircraft fluid fitting products, from 2009 to 2014. He has experience in the management and operation of major and regional airlines, including Northwest Airlines from 1997 to 2008, where he served in multiple executive positions. From 2000 until 2008 he served as Chair of Aeroxchange Ltd. Mr. Roberts holds a bachelor of science degree (with Honors) in Engineering from the University of Birmingham and a post graduate diploma in Engineering from Coventry University.

The Board nominated Mr. Roberts, in part, due to his extensive background in the aviation maintenance and overhaul industry, as well as his commercial airline executive leadership. Mr. Roberts' education and professional training in the fields of engineering and aerospace manufacturing have allowed him to make valuable contributions to the Board in assessing the Company's technical operations.

Other Directorships: Mr. Roberts has served on the board of Alliance Ground International (AGI), an air cargo and ramp handling service provider, since 2021.

Keith E. Smith

Age: 62	Director Since: 2013	Committees: Chair of the Audit Committee; Member of the Compensation Committee; Member of the Nominating & Corporate Governance Committee

Principal Occupation: President and CEO of Boyd Gaming Corporation (“Boyd Gaming”)

Experience: Mr. Smith is President, CEO and a director of Boyd Gaming, one of the nation’s leading casino entertainment companies, with 29 operations in 11 states and more than 15,000 employees. Mr. Smith is an industry veteran with more than 35 years of gaming experience. He joined Boyd Gaming in 1990 and held various executive positions before being promoted to Chief Operating Officer in 2001. In 2005, Mr. Smith was named President and elected as a director of Boyd Gaming and in 2008 he assumed the role of CEO. The common stock of Boyd Gaming is traded on the New York Stock Exchange.

Mr. Smith holds a bachelor’s degree in Accounting from Arizona State University. He served as Chair of the Los Angeles Branch of the Federal Reserve Bank of San Francisco from 2012 to 2014. He served as Chair of the American Gaming Association and the Nevada Resort Association. He served as Vice Chair of the Las Vegas Convention and Visitors Authority from 2005 to 2011.

The Board nominated Mr. Smith, in part, due to his diverse experience in investing in, financing, and managing capital assets and real properties in various geographic regions. Mr. Smith also has extensive experience in leading and directing a large group of diverse employees. Mr. Smith’s accounting training and experience and his service as Chair of the Los Angeles Branch of the Federal Reserve Bank of San Francisco also enable him to provide valuable service as the Chair of the Compensation Committee and to the Audit Committee.

Other Directorships: Mr. Smith currently serves as a director of Boyd Gaming.

James L. Welch

Age: 68	Director Since: 2007	Committees: Lead Director; Chair of the Nominating & Corporate Governance Committee; Member of the Audit Committee; Member of the Safety & Compliance Committee

Principal Occupation: Retired CEO of YRC Worldwide Inc. (“YRC Worldwide”)

Experience: From July 2011 until his retirement in July 2018, Mr. Welch served as the CEO of YRC Worldwide, a provider of global, national and regional ground transportation services. From 2008 to July 2011, Mr. Welch served as the President and CEO of Dynamex, Inc., a provider of same-day transportation and logistics services in the United States and Canada. During 2007 and 2008, he served as Interim CEO of JHT Holdings, a holding company of multiple enterprises engaged in automotive transport and management services. From 2000 to 2007, Mr. Welch served as the President and CEO of Yellow Transportation, an international transportation services provider.

The Board nominated Mr. Welch, in part, due to his over 37 years of senior executive experience in the transportation sector, including extensive experience working with organized labor groups and labor unions. His insights have been particularly valuable to the Board as the Company has addressed labor and related issues arising in the operation of SkyWest Airlines. Mr. Welch also contributes to the Board valuable practical experience in the operation of a large enterprise, as well as the perspective of a successful entrepreneur.

Other Directorships: Mr. Welch currently also serves on the Boards of Schneider National and Stericycle.

EXECUTIVE OFFICERS

In addition to Russell A. Childs, the CEO and President of the Company, whose biographical information is set forth above, the following individuals served as executive officers of the Company or its operating subsidiaries during 2022.

Robert J. Simmons

Age: 60Title: Chief Financial Officer

Mr. Simmons is the Chief Financial Officer of the Company and its operating subsidiary, SkyWest Airlines. He is responsible for the areas of information technology, human resources, risk management and benefits, finance, accounting, treasury and investor relations for the Company and its subsidiaries.

From 2009 until his appointment as SkyWest’s Chief Financial Officer in March 2015, Mr. Simmons served as a Partner with Bendigo Partners, LLC. (“Bendigo Partners”), a privately held firm focused on technology-based financial services as private equity investors and operational consultants. In his role with Bendigo Partners, he was responsible for portfolio management. He previously served as Chief Financial Officer as well as Corporate Treasurer for E*TRADE Financial Corporation. He has more than 30 years of finance and treasury experience in various leadership positions at companies including Oracle, Iomega, and Bank of America.

Mr. Simmons holds a master’s degree in business administration, with an emphasis in finance from the Kellogg Graduate School of Management at Northwestern University, and graduated magna cum laude with a bachelor’s degree in international business from Brigham Young University.

Wade J. Steel

Age: 47Title: Chief Commercial Officer

Mr. Steel is the Chief Commercial Officer of the Company and its operating subsidiary, SkyWest Airlines. He is responsible for the Company’s contractual relationships with American Airlines, Inc. (“American”), Delta Air Lines, Inc. (“Delta”), United Airlines, Inc. (“United”) and Alaska Airlines, Inc. (“Alaska”), development of new business opportunities with network airlines, financial planning, fleet management and maintenance. He also plays a vital role in the strategic planning and development opportunities of the Company.

Mr. Steel was initially employed with the Company in March 2007 as Director of Financial Planning and Analysis and was appointed to serve as Vice President – Controller for SkyWest Airlines in 2011. From May 2014 until his appointment as Chief Commercial Officer of the Company in March 2015, he served as the Executive Vice President and acting Chief Financial Officer of the Company, with responsibility for the areas of finance, treasury, investor relations and information technology for the Company and its subsidiaries. Prior to joining the Company, Mr. Steel was employed by a public accounting firm.

Mr. Steel holds bachelor’s and master’s degrees in accounting from Brigham Young University and is a member of the American Institute of Certified Public Accountants. He sits on the board of Southern Airways Corporation and Saint George Regional Hospital.

Eric J. Woodward

Age: 51Title: Chief Accounting Officer

Mr. Woodward is the Chief Accounting Officer of the Company and its operating subsidiary, SkyWest Airlines. He is responsible for the oversight of the Company’s financial accounting practices, internal controls and reporting to the Securities and Exchange Commission.

Mr. Woodward was employed in various other capacities with the Company from April 2004 until April 2007 and served as the Company’s Vice President – Controller from April 2007 until May 2011, when he was appointed to serve as Chief Accounting Officer of the Company. He is a certified public accountant and was employed by a public accounting firm prior to joining the Company.

Mr. Woodward holds a bachelor’s and master’s degree in accounting from the University of Utah, and is a member of the American Institute of Certified Public Accountants and Utah Association of Certified Public Accountants.

Greg S. Wooley

Age: 57Title: Executive Vice President Operations

Mr. Wooley is the Executive Vice President Operations of SkyWest Airlines. He is responsible for oversight of all aspects of SkyWest Airlines’ operations, including safety, flight operations, operations control center, inflight, airport operations and customer service. He also oversees SkyWest Airline’s operational relationships with American, Delta, United and Alaska.

Mr. Wooley was initially employed with the Company in September 2019 as Vice President – Airport Operations until his appointment to serve as Executive Vice President Operations of SkyWest Airlines in October 2020. Prior to joining SkyWest Airlines, Mr. Wooley held various leadership positions at ExpressJet Airlines, including Vice President – Flight Operations since 2016. He has more than 25 years of aviation experience in leadership positions in airport services, in-flight and maintenance training and standards, as well as, overseeing flight operations and regulatory compliance. His years of experience make him uniquely suited for this role and have provided him with immense knowledge of the day-to-day operations of an airline.

Mr. Wooley holds a degree in aviation management.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines and periodically reviews and ratifies those guidelines, including most recently on February 7, 2023. The Corporate Governance Guidelines can be accessed at the Company’s website, inc.skywest.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement.

The Corporate Governance Guidelines supplement the Company’s Amended and Restated Bylaws and the charters of the Board’s committees. Excerpts from the principal sections of the Company’s Corporate Governance Guidelines are noted below.

Director Independence

At a minimum, the Board will have a majority of directors who meet the criteria for independence as required by The Nasdaq Global Select Market.

Director Qualifications

Criteria for Membership

The Company’s Nominating and Corporate Governance Committee is responsible for annually reviewing with the Board the desired skills and characteristics of directors, as well as the composition of the Board as a whole.

Terms and Limitations

All directors currently stand for election each year. The Board does not believe it should establish a limit on the number of times that a director may stand for election.

Retirement

Directors are required to submit their resignation from the Board when their term expires upon reaching the age of 75 years old. The Board will accept the resignation unless the Nominating and Corporate Governance Committee recommends otherwise, considering industry expertise and a continuation of value the Board anticipates such Director will provide to the Company. Directors generally will not be nominated for election following their 75th birthday.

Ownership of Company Stock

Directors are required to own shares of Common Stock having a value equal to at least five times the cash component of their annual base compensation.

Director Responsibilities

General Responsibilities

The basic responsibility of directors is to exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company and its shareholders.

Oversight of Management

The Board is responsible for encouraging the Company’s management to effectively implement policies and strategies developed by the Board, and to provide dynamic leadership of the Company.

Board Meetings and Materials

Frequency of Meetings

The Board has four regularly scheduled in person or virtual meetings per year. As determined necessary by the Board and in order to address the Company’s needs, special meetings of the Board, including telephonic meetings, are convened from time to time.

Meeting Responsibilities

Absent extraordinary circumstances, directors of the Company should attend all Board meetings, meetings of the committee(s) on which they serve and shareholder meetings. The Board Chair is responsible for establishing the agenda for each Board meeting. Each director is free to suggest the inclusion of items on the agenda and to raise at any Board meeting subjects that are not on the agenda for that meeting.

Executive Sessions of Independent Directors

The Company’s independent directors meet in executive session regularly, generally quarterly. The independent directors may either choose one director annually to serve as the Lead Independent Director and to preside at all executive sessions or establish a procedure by which a Lead Independent Director will be selected. The independent directors of the Company have chosen Mr. James L. Welch to serve as the Lead Independent Director.

Director Compensation

The form and amount of director compensation is determined by the Board based on general principles established on the Nominating and Corporate Governance Committee’s recommendation. These principles are in accordance with the policies and principles set forth in the Nominating and Corporate Governance Committee’s charter and are intended to be consistent with rules established by The Nasdaq Global Select Market, including those relating to director independence and to compensation of Audit Committee members.

CEO Evaluation and Management Succession

The Nominating and Corporate Governance Committee conducts an annual review to assess the performance of the Company’s CEO. The Nominating and Corporate Governance Committee communicates the results of its review to the other directors in a meeting that is not attended by the CEO. The directors of the Company, excluding the CEO, review the Nominating and Corporate Governance Committee’s report to assess the CEO’s leadership in the long and short-term, as well as the Company’s long-term succession plans.

Annual Evaluations

The Board conducts an annual evaluation to determine if the Board and its committees are functioning effectively. The Nominating and Corporate Governance Committee solicits comments from all of the Company’s directors and reports annually to the Board with an assessment of the Board’s performance. Each of the Board’s standing committees conducts an annual evaluation to assess the performance of the applicable committee.

Review and Access to Guidelines

The Nominating and Corporate Governance Committee reviews the Company’s Corporate Governance Guidelines at least annually, then, as it deems appropriate, recommends amendments to the Board.

Board Tenure and Experience

The Board recognizes that its current members have served on the Board for various tenures, with the shortest tenure being two years and other directors having served for more than 10 years. Our Board believes that the Board represents a balance of industry, technical and financial experiences, which provide effective guidance and oversight to management. Our governance policies reflect our belief that directors should not be subject to term limits. While term limits could facilitate fresh viewpoints and ideas, we believe they are offset by the disadvantage of causing the loss of directors who over a period of time have developed insight into our strategies, operations, and risks and continue to provide valuable contributions to board deliberations. In particular, the Board believes that Mr. Atkins, who has been a director for more than 35 years, will continue to provide significant value and leadership to the Board and to the Company through his in-depth knowledge and experience in the airline industry.

Accordingly, while director tenure is taken into consideration when making nomination decisions, the Board believes that imposing mandatory limits on director tenure would unnecessarily deprive it of the valuable contributions of its most experienced members. Nonetheless, the Board strives to add new directors to infuse new ideas and fresh perspectives in the boardroom. In the past ten years, six new directors have joined the Board, with the latest, Ms. Conjeevaram, joining the Board in 2021.

Board Diversity

The Board considers board diversity broadly, not merely with regard to race, gender, or national origin, but also with regard to general background, geographical location, differences of viewpoint, experience, education, skills and other qualities or attributes that contribute to Board diversity. The Board believes that ethnic, gender and cultural diversity among its members provides value and is important. In considering a potential new candidate, the Board considers whether the candidate would increase the Board’s ethnic, gender or cultural diversity. The consideration of diversity permeates all discussions of the Nominating and Corporate Governance Committee. Additionally, on an annual basis, as part of the Board’s self-evaluation process, the Board assesses whether the mix and diversity of board members is appropriate.

The following Board Diversity Matrix presents our Board diversity statistics in accordance with Nasdaq Rule 5606, as self-disclosed by our directors.

Board Diversity Matrix (As of March 23, 2023)
Total Number of Directors Standing for Election	8
	Female	Male
Part I: Gender Identity
Directors	2	6
Part II: Demographic Background
Asian	1	0
White	1	6

Board Leadership Structure and Director Independence

Although the Board does not have a formal policy as to whether the roles of Board Chair and CEO should be combined or separated, from 1991 until January 2016, Jerry C. Atkin served as both Board Chair and CEO of the Company. In January 2016, the Board appointed Russell A. Childs to serve as the CEO of the Company, which resulted in the separation of the roles of Board Chair and CEO. Currently, Mr. Atkin serves as Board Chair and Mr. Childs serves as the CEO. The Board believes that such separation allows Mr. Childs to focus his time and energy on managing the Company’s business on a day-to-day basis, while also leveraging Mr. Atkin’s background with the Company, perspective and vast experience in the aviation industry as he devotes his time and attention to matters of Board oversight. Accordingly, the Board has determined that the Company’s Board leadership structure is the most appropriate at this time, given the specific characteristics and circumstances of the Company, and the unique skills and experience of each of Mr. Atkin and Mr. Childs.

The Company is committed to independent Board oversight. Pursuant to the Company’s Corporate Governance Guidelines, all of the Company’s directors (other than Messrs. Atkin and Childs) meet the standards of independence applicable to the Company. The Board has designated James L. Welch as Lead Independent Director. The Lead Independent Director is empowered to prepare agendas for and conduct meetings of the non-management directors, communicate with the Board Chair, disseminate information to the Board, and raise issues with management on behalf of the independent directors when appropriate. The Board’s independent oversight function is enhanced by the fact that the Audit, Compensation, Nominating and Corporate Governance and Safety and Compliance Committees are comprised entirely of independent directors.

The Board believes no single leadership model is right for all companies at all times. The Board recognizes that, depending on the circumstances, other leadership models may be appropriate. The independent directors and the Nominating and Corporate Governance Committee regularly review the Company’s leadership structure and, depending on the Company’s needs and the available resources, the Board may modify the Company’s existing leadership structure.

Communications with the Board

Shareholders and other interested parties may communicate with one or more directors or the non-management directors as a group in writing by regular mail. The following address may be used by those who wish to send such communications by regular mail:

Board of Directors or Name of Individual Director(s)
c/o Chief Financial Officer
SkyWest, Inc.
444 South River Road
St. George, UT 84790

Code of Ethics

The Company has adopted a Code of Ethics for Directors and Senior Executive Officers (the “Code of Ethics”), which is available on the Company’s website, inc.skywest.com. The Code of Ethics includes the following principles related to the Company’s directors and executive officers:

●	Act ethically with honesty and integrity;
●	Promote full, fair, accurate, timely and understandable disclosure in reports and documents filed with the Securities and Exchange Commission and other public communications;
●	Comply in all material respects with laws, rules and regulations of governments and their agencies;
●	Comply in all material respects with the listing standards of the stock exchange where the shares of Common Stock are traded;
●	Respect the confidentiality of information acquired in the course of performing work for the Company, except when authorized or otherwise legally obligated to disclose the information;
●	Do not use confidential information of the Company for personal advantage or for the benefit of acquaintances, friends or relatives; and
●	In order to avoid the appearance that any Company employee is trading on inside information, not engage in speculative trading such as short sales or trade in puts, calls, or other options on the Company’s or its affiliates’ stock, and not purchase or use, directly or indirectly, financial instruments that are designed to hedge or offset any decrease in the market value of the Company’s securities.

A copy of the Code of Ethics is posted to the Company’s website at inc.skywest.com. Copies of the Code of Ethics will be provided to any shareholder upon written request to Robert J. Simmons, Chief Financial Officer of the

Company, 444 South River Road, St. George, Utah 84790, Telephone: (435) 634-3200. The Company will promptly disclose any waivers of, or amendments to, certain provisions of the Code of Ethics on its website.

Policies Against Hedging and Pledging of Company Stock

Pursuant to the Company’s Code of Ethics, in order to avoid the appearance that any Company employee is trading on inside information, Company officers and directors are prohibited from engaging in speculative trading such as short sales or trading in puts, calls, or other options on our stock or the stock of our affiliates, and are likewise prohibited from purchasing or using, directly or indirectly, financial instruments that are designed to hedge or offset any decrease in the market value of our securities.

In addition, the Company’s insider trading policy expressly prohibits all directors, officers and employees from purchasing or using, directly or indirectly, financial instruments that are designed to hedge or offset any decrease in the market value of the Company’s securities. Pledging the Company’s securities as collateral to secure loans is also prohibited.

Risk Oversight

The Board and its committees are involved in overseeing risk associated with the Company and its operations. The Board and the Audit Committee monitor the Company’s credit risk, liquidity risk, regulatory risk, operational risk and enterprise risk by regular reviews with management and internal and external auditors and other advisors. In its periodic meetings with the internal auditors and the Company’s independent accountants, the Audit Committee discusses the scope and plan for the internal audit and includes management in its review of accounting and financial controls, assessment of business risks, legal and ethical compliance programs and related-party transactions. The Board and the Nominating and Corporate Governance Committee monitor the Company’s governance and succession risk by regular review with management and outside advisors. The Board and the Compensation Committee monitor CEO succession and the Company’s compensation policies and related risks by regular reviews with management and the Compensation Committee’s outside advisors. The Board and the Safety and Compliance Committee monitor management’s administration of airline flight operations safety and compliance with safety regulations. The Board also oversees the Company’s risk management strategy related to environmental and social issues, including with respect to matters such as climate change.

Whistleblower Hotline

The Company has established a whistleblower hotline that enables employees, customers, suppliers and shareholders of the Company and its subsidiaries, as well as other interested parties, to submit confidential and anonymous reports of suspected or actual violations of the Code of Ethics.

Environmental, Social, Governance (ESG) Approach

ESG Governance and Oversight

The full SkyWest Board maintains responsibility for the oversight of climate risk and strategy. The Board reviews and evaluates the executive management team’s climate risk assessment and strategy at least annually, and developing environmental, social and governance matters quarterly. In addition, the Safety & Compliance committee maintains oversight over applicable climate-related operational risk and receives safety briefings semi-annually. Board direction and feedback is used by executive management in evaluating risk and establishing strategies.

For more information about our efforts in these areas, please refer to our 2023 Environmental, Social, and

Governance Report, which we intend to publish and make available on the Investor Relations section of our website during the first half of 2023.

Environmental Strategy

As the largest regional airline in the United States, we are committed to operating in an environmentally responsible manner; complying with all environmental laws and regulations; using natural resources efficiently; preventing pollution, where possible, and if not possible, then establishing mitigation programs to minimize environmental impact; engaging with external stakeholders to discuss commercially viable solutions to reduce emissions; and collaborating with our major airline partners in their decarbonization goals. In 2022, we continued to enhance our climate risk evaluation, assessment, and disclosures under the Sustainability Accounting Standards Board (SASB) and the Task Force on Climate-Related Financial Disclosures (TCFD) frameworks and reporting standards, including setting ESG goals and targets and integrating scenario analysis into our TCFD disclosure. We also continued to invest in our fleet, by adding new, larger regional jets that have a more efficient carbon footprint per Available Seat Mile (ASM) than our older 50-seat jet fleet.

Social Strategy

We are a dedicated people-first organization, providing various avenues to enhance the quality of life for our customers, employees, and communities. We know that if we take good care of our employees, they will take good care of our customers, which will result in value returned to our shareholders. SkyWest employs a workforce with a wide array of backgrounds, work styles, and talents. Recognizing, appreciating, and incorporating these unique qualities and contributions is critical to our success. Operating this way stimulates creative solutions and innovation, helps us attract top talent, and supports our mission to be the employer, investor, and partner of choice. SkyWest has supported diverse workgroups irrespective of race, religion, gender, national origin, disability, sexual orientation, or similar classifications, and believes that all people, regardless of their background, should have an opportunity to achieve their dreams. SkyWest benefits in many ways from our commitment to diversity and inclusion, including attracting top talent, encouraging creativity, and providing exceptional service for our passengers. We seek to reflect diversity and inclusion in our culture, practices, and relationships inside and outside the company. We continue building on those foundations through a number of efforts across every spectrum of the employee experience, including hiring, training, employee recognition, and career growth and development.

MEETINGS AND COMMITTEES OF THE BOARD

The Board

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all Board, committee and shareholders' meetings. The Board met four times during 2022. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he or she served during the year ended December 31, 2022, as well as the Company's Annual Meeting of Shareholders held on May 3, 2022.

Committees of the Board

The Board has four standing committees to facilitate and assist the Board in the execution of its responsibilities: (1) Audit, (2) Compensation, (3) Nominating and Corporate Governance and (4) Safety and Compliance. The Board may, from time to time, establish or maintain additional committees as the Board deems necessary or appropriate. All the standing committees are comprised solely of non-employee, independent directors under the rules of the Securities and Exchange Commission and The Nasdaq Global Select Market listing standards. Each committee acts under a written charter setting forth its responsibilities and duties. Charters for each committee are available on the Company’s website, inc.skywest.com, and are also available in print, free of charge, upon request. Requests for a printed copy of any committee charter should be submitted to Eric J. Woodward, Chief Accounting Officer of the Company, at 444 South River Road, St. George, Utah 84790.

The table below shows current membership for each of the standing Board committees:

Nominating & Corporate
Audit	Compensation	Governance	Safety and Compliance
Keith E. Smith*	Ronald J. Mittelstaedt*	James L. Welch*	Andrew C. Roberts*
Smita Conjeevaram	Smita Conjeevaram	Smita Conjeevaram	Meredith S. Madden
Andrew C. Roberts	Meredith S. Madden	Ronald J. Mittelstaedt	Ronald J. Mittelstaedt
Meredith S. Madden	Andrew Roberts	Keith E. Smith	James L. Welch
James L. Welch	Keith E. Smith
*	Committee Chair as of December 31, 2022

Audit Committee

The Audit Committee has five members and met eight times during the year ended December 31, 2022. The Board has determined that Mr. Keith E. Smith, Chair of the Audit Committee, is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee’s responsibilities, which are discussed in further detail in its charter, include the responsibility to:

●	Establish and implement policies and procedures for review and approval of the appointment, compensation and termination of the independent registered public accounting firm;
●	Review and discuss with management and the independent registered public accounting firm the audited financial statements of the Company and the Company’s financial disclosure practices;
●	Pre-approve all audit and permissible non-audit fees;
●	Provide oversight of the Company’s internal auditors;
●	Hold meetings and executive sessions periodically with the Company’s independent registered public accounting firm, the Company’s internal auditors and management to review and monitor the adequacy and effectiveness of the Company’s financial reporting, internal controls and risk assessment and compliance with Company policies;
●	Review the Company’s consolidated financial statements and related disclosures;
●	Review with management and the Company’s independent registered public accounting firm and approve disclosure controls and procedures and accounting principles and practices; and
●	Perform other functions or duties deemed appropriate by the Board.

Additional information regarding the Audit Committee’s processes and procedures is addressed below under the heading “Report of the Audit Committee.”

Compensation Committee

The Compensation Committee currently has five members and met four times during the year ended December 31, 2022. The Compensation Committee’s responsibilities, which are discussed in detail in its charter, include the responsibility to:

●	In consultation with the Company’s senior management, establish the Company’s general compensation philosophy and oversee the development and implementation of the Company’s compensation programs;
●	Recommend to the Board the base salary, incentive compensation and any other compensation for the Company’s CEO and review and approve the CEO’s recommendations for the compensation of all other officers of the Company;
●	Administer the Company’s incentive and stock-based compensation plans, and discharge the duties imposed on the Compensation Committee by the terms of those plans;
●	Review and approve any severance or termination payments proposed to be made to any current or former officer of the Company;
●	Prepare and issue the report of the Compensation Committee required by the rules of the Securities and Exchange Commission; and
●	Perform other functions or duties deemed appropriate by the Board.

Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation are addressed below under the Heading “Compensation Discussion and Analysis.” The report of the Compensation Committee is set forth on page 36 of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

Ronald J. Mittelstaedt, Smita Conjeevaram, Meredith S. Madden, Andrew Roberts, Keith E. Smith, and, prior to his departure from the Board at the 2022 annual meeting, Steven F. Udvar-Hazy, served as members of the Compensation Committee during the year ended December 31, 2022. None of the individuals who served on the Compensation Committee during the year ended December 31, 2022 was an officer or employee of the Company in 2022 or any time prior thereto. None of the members of the Compensation Committee during the year ended December 31, 2022, had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K promulgated under the Exchange Act. None of the executive officers of the Company served as a member of the Compensation Committee or of any similar committee of any other company whose executive officer(s) served as a director of the Company.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has four members and met three times during the year ended December 31, 2022. The Nominating and Corporate Governance Committee’s responsibilities, which are discussed in detail in its charter, include the responsibility to:

●	Develop qualifications and criteria for selecting and evaluating directors and nominees;
●	Consider and propose director nominees;
●	Make recommendations to the Board regarding Board compensation;
●	Make recommendations to the Board regarding Board committee memberships;
●	Develop and recommend to the Board corporate governance guidelines;
●	Facilitate an annual assessment of the performance of the Board and each of its standing committees;
●	Consider the independence of each director and nominee for director; and
●	Perform other functions or duties deemed appropriate by the Board.

Nomination Process

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted shareholder recommendations for candidates to serve as directors of the Company on the same basis as recommendations received from any other source. In evaluating those recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria described below. Any shareholder wishing to recommend a candidate for consideration by the Nominating and Corporate Governance Committee should submit a recommendation in writing indicating the candidate’s qualifications and other relevant biographical information and provide confirmation of the candidate’s consent to serve as a director. This information should be addressed to Jerry C. Atkin, Board Chair of the Company, 444 South River Road, St. George, Utah 84790.

As contemplated by the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board at least annually. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the Nominating and Corporate Governance Committee, as different factors may assume greater or lesser significance at particular times and the needs of the Board may vary in light of its composition and the Nominating and Corporate Governance Committee’s perceptions about future issues and needs. Among the factors the Nominating and Corporate Governance Committee considers, which are outlined in the Corporate Governance Guidelines, are independence, diversity, age, skills, integrity and moral responsibility, policy-making experience, ability to work constructively with the Company’s management and directors, capacity to evaluate strategy and reach sound conclusions, availability of time and awareness of the social, political and economic environment.

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating director nominees. The Nominating and Corporate Governance Committee assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through various means, including current directors, professional search firms, shareholder recommendations or other referrals. Candidates are evaluated at meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. All director-nominee recommendations which are properly submitted to the Nominating and Corporate Governance Committee are aggregated and considered by the Nominating and Corporate Governance Committee at a meeting prior to the issuance of the proxy statement for the next annual meeting of shareholders. Any materials provided by a shareholder in connection with the recommendation of a director candidate are forwarded to the Nominating and Corporate Governance Committee, which considers the recommended candidate in light of the director qualifications discussed above. The Nominating and Corporate Governance Committee also reviews materials provided by professional search firms, if applicable, or other parties in connection with a candidate who is not proposed by a shareholder. In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board. The Nominating and Corporate Governance Committee has, on occasion, engaged professional search firms to assist in identifying qualified candidates for Board service. When such firms have been engaged, the Nominating and Corporate Governance Committee has utilized their services principally for the purpose of identifying and screening potential candidates and conducting background research; however, the members of the Nominating and Corporate Governance Committee, as well as other directors of the Company, have conducted interviews with prospective candidates and have performed other functions in completing the nomination process.

Safety and Compliance Committee

The Safety and Compliance Committee has four members and met twice during the year ended December 31, 2022. The responsibilities of the Safety and Compliance Committee, which are discussed in detail in its charter, include the responsibility to:

●	Review and make recommendations to the Board addressing airline flight operations, safety and compliance with safety regulations;
●	Periodically review with the Company’s management, and such advisors as the Safety and Compliance Committee deems appropriate, aspects of flight operations, safety and compliance with safety regulations; and
●	Monitor and provide input with respect to management’s efforts to create and maintain a safety culture within the Company’s operations.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis provides information regarding the Company’s executive compensation objectives, principles, practices and decisions as they relate to the following named executive officers of the Company (the “Named Executives”) for 2022:

●	Russell A. Childs, CEO and President of the Company and its operating subsidiary, SkyWest Airlines (the "Chief Executive");
●	Robert J. Simmons, Chief Financial Officer of the Company and its operating subsidiary, SkyWest Airlines;
●	Wade J. Steel, Chief Commercial Officer of the Company and its operating subsidiary, SkyWest Airlines;
●	Eric J. Woodward, Chief Accounting Officer of the Company and its operating subsidiary, SkyWest Airlines; and
●	Greg S. Wooley, Executive Vice President Operations of SkyWest Airlines.

This compensation discussion and analysis provides narrative perspective to the tables and disclosure in the tables following this section.

Current Year Performance

During 2022, indirect factors associated with the recovery from COVID-19, such as employee attrition, particularly captain attrition, other workforce shortages and third-party labor shortages negatively impacted our 2022 production. The Company’s block hour production decreased by 4.9% from the 2021 year to the 2022 year. The Company had total operating revenues of $3.0 billion for 2022, an 11% increase from $2.7 billion for 2021, primarily due to aircraft added to our fleet in 2022 and temporary COVID-19 related rate reductions given to our major airline partners under our capacity purchase agreements in 2021. Operating expenses increased 16% in 2022, from $2.4 billion in 2021, to $2.8 billion in 2022, primarily due to $423 million in payroll support grants received from U.S. Treasury that was recorded as an offset to our operating expenses for the year ended December 31, 2021. The Company’s pre-tax earnings decreased $58 million 2022, from $151 million in 2021, to $93 million in 2022, under generally accepted accounting principles in the United States (“GAAP”).

The Company made great strides in 2022 to position itself for the long-term production recovery under the leadership of Mr. Childs. The Company’s cash and marketable securities balance increased from $860 million at the end of 2021 to $1.0 billion at the end of 2022. The Company executed several initiatives during 2022 to improve its long-term ability to attract and retain pilots, to improve its operating performance, and to position the Company for long-term profitability through new aircraft deliveries and higher utilization of its existing fleet, including:

●	Increased pilot compensation to reduce pilot attrition and incentivize captain upgrades. Also, amended the majority of the Company’s capacity purchase agreements with its major airline partners to significantly offset the financial impact of the higher pilot costs.
●	Formed SkyWest Charter with the intent to offer public charter service beginning in 2023 to underserved communities and on-demand charter services using a CRJ200 aircraft in a 30-seat configuration, creating another career opportunity for pilots.

●	Invested in our operating systems and training programs that contributed to SkyWest achieving 186 days of 100% adjusted completion rate during 2022. Adjusted completion excludes weather and ATC cancellations.
●	Took delivery of 25 Embraer E175 (“E175”) aircraft under multiple long-term capacity purchase agreements with our major airline partners during 2022. The Company estimates the future block hour production in its E175 fleet could increase by approximately 30% through increased daily aircraft utilization, subject to captain availability.

Although our production recovery challenges are expected to continue into 2023, including pilot attrition, timing of captain upgrades and broad labor constraints, the Board believes these accomplishments will position the Company well for improved financial performance in future years.

Compensation Objectives and Principles

All of the Named Executives’ total annual target compensation for 2022 was set below the median for total annual target compensation based on the most recent peer group analysis available to our Compensation Committee at the time of setting 2022 compensation, as further described below. Further, no Named Executive had their total 2022 compensation, as reported in the Summary Compensation Table in this proxy statement, increase by more than 1.3% compared to 2021.

The overall objective of the Company’s executive compensation programs is to create long-term value for the Company’s shareholders by attracting and retaining talented executives that effectively manage the Company in a manner that is consistent with the long-term interest of shareholders.

Accordingly, the executive compensation program incorporates the following principles:

●	The overall compensation package should encourage long-term focus and shareholder value creation;
●	A significant amount of total compensation should be incentive based, and should correlate rewards with the Company’s financial performance, as well as the achievement of operational objectives;
●	Compensation should be competitive with other airlines in order to attract and retain talented executives;
●	Compensation should be based upon individual responsibility, leadership ability and experience; and
●	Compensation should not encourage the taking of undue risk that could cause material harm to the Company.

The Compensation Setting Process

Role of the Compensation Committee. The Compensation Committee has responsibility for establishing and monitoring the executive compensation programs and for making decisions regarding executive compensation. The Chief Executive regularly attends the Compensation Committee meetings, and the Compensation Committee also meets regularly in executive sessions. The Chief Executive is not present for deliberations by the Compensation Committee regarding his compensation. The Compensation Committee recommends the Chief Executive’s compensation to the Board, which then reviews and approves the Compensation Committee’s recommendation, unless the Compensation Committee is required to approve such compensation under applicable law. The Compensation Committee also considers the recommendations of the Chief Executive with respect to compensation of the other Named Executives, and after reviewing such recommendations, determines their compensation. The Compensation Committee also monitors, administers and approves awards under the various incentive compensation plans for all levels within the Company, including awards under the Company’s annual cash incentive plan and 2019 Long-Term Incentive Plan (the “2019 Plan”). As permitted by the 2019 Plan, the Compensation Committee has delegated its authority to the Chief Executive to approve interim awards under the 2019 Plan to non-executives on a limited basis between meetings of the Compensation Committee.

Role of Consultants. During 2021 and 2022, the Company and the Compensation Committee received advice from Frederic W. Cook & Co., Inc. (“F.W. Cook”) with respect to executive compensation. The Company and the Compensation Committee retained F.W. Cook and after conducting an evaluation using the factors established by the Securities and Exchange Commission and The Nasdaq Global Select Market, the Compensation Committee determined that F.W. Cook is independent and that there is no conflict of interest resulting from the engagement of F.W. Cook during 2022. The Compensation Committee has sole authority to retain and dismiss external compensation consultants.

Industry Compensation Data. The Compensation Committee evaluates data regarding the executive compensation programs of other air carriers, as well as other transportation and logistics companies, in order to determine the competitiveness of the Company’s executive compensation programs. The Compensation Committee most recently performed such a review in November 2019, which included a review of the executive compensation levels and practices at peer companies where SkyWest approximates the median in enterprise value and market capitalization. A peer review has not been conducted since November 2019 due to limitations on compensation imposed under the Company’s Payroll Support Program Agreements with U.S. Treasury (“Payroll Support Program Agreements”) that began in March 2020 (see “Limitations on Compensation” below). The peer group used in the last review included Allegiant Travel Company, ArcBest Corporation, Atlas Air Worldwide Holdings, Inc., Echo Global Logistics, Inc., Hawaiian Holdings, Inc., Hub Group, Inc., Kansas City Southern, Kirby Corporation, Knight-Swift Transportation Holdings, Inc., Matson, Inc., Old Dominion Freight Line, Inc., Spirit Airlines, Inc. and Werner Enterprises, Inc.

Compensation Determination. The Compensation Committee relies on its judgment in making compensation decisions in addition to reviewing relevant information and results. When setting total compensation for each of the Named Executives, the Compensation Committee reviews tally sheets which show the Named Executive’s current compensation, including base pay, annual cash incentive objectives, long-term, equity-based compensation objectives, and deferred compensation retirement funding. The executive compensation procedures and the Compensation Committee assessment process take into account these tally sheets as well as the industry compensation data described above, company performance, the results of the most recent say-on-pay vote, performance expected in the current and upcoming years, and such other factors as the Compensation Committee determines are appropriate. The Compensation Committee has the sole discretion to award compensation and make adjustments to awards based on its review of relevant information and other unusual or non-recurring items.

Other than ensuring that the compensation paid to the Named Executives complies with the limitations on compensation imposed under the Company’s Payroll Support Program Agreements that began in March 2020, the Company does not target specific pay levels and uses the peer company market data for context. The Company’s directors rely upon their judgment in making compensation decisions, after reviewing the factors described above. Competitive compensation paid by other companies is one of the many factors that the Company considers in assessing the reasonableness of compensation and the Company does not attempt to maintain a certain target percentile within a peer group.

The Company strives to achieve the optimal appropriate mix of long-term equity incentive awards and cash payments to achieve its objectives. The Company’s mix of compensation elements is designed to reward recent results, align compensation with shareholder interests and fairly compensate executives through a combination of cash and equity incentive awards.

Compensation Committee Consideration of Shareholder Advisory Vote. At the Company’s Annual Meeting of Shareholders held in May 2022, the Company submitted the compensation of its named executive officers to the Company’s shareholders in a non-binding vote. The Company’s executive compensation program received the support of more than 97% of votes cast. The Compensation Committee considered the results of the 2022 vote and views the outcome as evidence of positive shareholder support of its executive compensation decisions and policies.

The Compensation Committee continued to refine the Company’s executive compensation program during 2022 in an effort to better align the compensation of the Named Executives with financial and stock price performance. The Compensation Committee will continue to review comparable company information and future shareholder voting results, including the voting results with respect to “Proposal 2—Advisory Vote on Named Executive Compensation” described in this Proxy Statement, and determine whether to make any changes to the Company’s executive compensation program in light of such data and voting results.

Limitations on Compensation

During 2020 and 2021, the Company entered into the Payroll Support Program Agreements that provided certain payroll support relief payments. Under the terms of the Payroll Support Program Agreements, the total compensation of SkyWest’s corporate officers whose total compensation exceeded $425,000 in calendar year 2019 is limited during any 12 consecutive month period beginning March 24, 2020 through April 1, 2023 to the total compensation such officer received in 2019, as defined under the Payroll Support Program Agreements. Additionally, for any corporate officer whose total compensation exceeded $3.0 million in calendar 2019, the total compensation in excess of $3.0 million in 2019 is further limited by 50% of such excess for such applicable officer.

Elements of Compensation

The Company’s executive compensation objectives and principles are implemented through the use of the following principal elements of compensation, each discussed more fully below:

●	Salary
●	Annual Cash Incentive
●	Long-Term Incentive Awards
●	Retirement and Other Benefits

The compensation components for each Named Executive for 2022 are more fully described in the following paragraphs.

Salary. Salary is provided with the objective of paying for the underlying role and responsibility associated with the Named Executive’s position, which the Compensation Committee believes allows the Company to attract and retain qualified executives. The Named Executives’ salaries are set at levels that the Compensation Committee believes are generally competitive with the compensation paid to officers in similar positions at other airlines. Salary adjustments are considered annually and influenced by growth of the Company’s operations, individual performance, changes in responsibility, changes in cost of living, and other factors. The Named Executives total compensation was also impacted by compensation restrictions agreed to by the Company under the Payroll Support Program Agreements. Messrs. Childs, Simmons, Steel, and Woodward’s base salaries for 2022 remained the same as their respective salaries in 2019. Mr. Wooley was provided a $29,071 increase to his base salary in 2021 over his respective 2020 base salary, as a result of his promotion during the 2020 calendar year, but his base salary for 2022 remained at the same level as in effect during

2021. The salaries of the Named Executives are set forth in the Summary Compensation Table immediately following this section. The salaries of all Named Executives in 2022 were below the median salary level of similar positions from the 2019 peer group review.

Annual Cash Incentive. In an effort to encourage achievement of the Company’s objectives, an annual performance-based cash incentive plan is maintained for the Named Executives. The combination of salary and annual cash incentives is intended to result in a cash compensation package for each Named Executive that, when performance objectives are met, falls within competitive market standards as determined by the Compensation Committee based on its 2019 review of the peer group company data, as well as its understanding of other regional and major air carrier executive compensation programs. The 2022 total cash opportunity of the Named Executives, consisting of salary plus target cash incentive, was below the median for all Named Executives from the 2019 peer group review.

The purpose of the annual cash incentive program is to reward the Named Executives with an annual cash incentive in an amount that correlates (i) in part, to one or more financial objectives achieved for the year; and (ii) in part, to the achievement of one or more specific operational objectives during the year. The 2022 annual target incentive opportunity was 110% of salary for Mr. Childs, 80% of salary for Messrs. Simmons, Steel, and Wooley, and 60% of salary for Mr. Woodward, and their potential annual incentive was allocated by the Compensation Committee for the Named Executives between the applicable financial and operational objectives. The differing percentages for the Named Executives are due to differing entity level responsibilities.

2022 Corporate Performance Objectives. For 2022 annual incentive purposes, the Compensation Committee determined that adjusted pre-tax earnings would be the financial objective and that controllable completion and controllable on time departures would be the operational objectives. These are viewed as value drivers for shareholders that are also in the control of the executive team through their financial and operating decisions and leadership. In the case of Messrs. Childs, Simmons, Steel and Woodward, the applicable pre-tax earnings objective, controllable completion objective and controllable on-time departure objective were based on the pre-tax earnings and controllable completion of the entire Company. This is because they are corporate level executives with Company-wide responsibility and accountability. Mr. Wooley’s pre-tax earnings objective, controllable completion objective and controllable on time departure objective were set solely based on the SkyWest Airlines operating segment, since this is his area of responsibility and accountability.

●	2022 Financial Objective. In setting the 2022 adjusted pre-tax earnings objective, the Compensation Committee considered both the planned 2022 budget, as well as the level of adjusted pre-tax earnings that would reflect strong performance and generate shareholder value. The adjusted pre-tax earnings objective was set to encourage continued focus on profitability.
●	2022 Operational Objectives. A portion of the Named Executives’ annual cash incentives is based on achievement of operating objectives established at the start of the year. The Compensation Committee believes the use of operating objectives allows for consideration of operating execution and achievements that may not be reflected by corporate financial performance. For 2022, the Compensation Committee determined that the operational objectives would be tied to both controllable completion and controllable on-time departures. Controllable completion is the percentage of completed scheduled flights over which SkyWest Airlines had control, excluding cancelled flights due to uncontrollable factors such as weather. Controllable on time departures is the percentage of flights departing the gate at or before scheduled departure time over which SkyWest Airlines had control, excluding delayed flights due to uncontrollable factors such as weather.

The Compensation Committee established threshold, target and maximum objectives for each of the financial and operational objectives. At threshold performance achievement, the Named Executives were able to earn 50% of their target annual incentive, while the maximum performance allowed by the Named Executives to earn 200% of their target annual incentive.

At year-end, the Compensation Committee reviewed the adjusted pre-tax earnings and operating performance for the year and determined the extent to which the applicable objectives were met. The actual amount of the cash incentive payment for each Named Executive is determined by the Compensation Committee based on the Company’s and/or SkyWest Airlines’ achievement of the foregoing objectives and the actual cash incentives paid for 2022 were based on the pre-established 2022 cash incentive formula.

The table below includes the “threshold,” “target” and “maximum” objectives assigned by the Compensation Committee for the corporate performance measures for 2022 and the 2022 performance relative to those objectives for the Named Executives (dollars in millions).

	2022 Annual Cash Incentive Objectives				Interpolated		Weighted
	Threshold	Target	Maximum	Achieved	Payout	Weight	Payout
SkyWest, Inc.
Adjusted Pre-Tax Earnings (Loss) ($ millions)	$(27)	$3	$33	$121.9	200.0%	70.0%	140.0%
Operating Objective – Controllable Completion	99.6%	99.8%	99.9%	99.92%	200.0%	20.0%	40.0%
Operating Objective – Controllable On-time Departures	82.0%	85.0%	88.0%	88.12%	200.0%	10.0%	20.0%
Total Annual Cash Incentive Results (% of Target)							200.0%
SkyWest Airlines
Adjusted Pre-Tax Earnings (Loss) ($ millions)	$(121)	$(91)	$(61)	$(6.3)	200.0%	70.0%	140.0%
Operating Objective – Controllable Completion	99.6%	99.8%	99.9%	99.92%	200.0%	20.0%	40.0%
Operating Objective – Controllable On-time Departures	82.0%	85.0%	88.0%	88.12%	200.0%	10.0%	20.0%
Total Annual Cash Incentive Results (% of Target)							200.0%

The Company achieved GAAP pre-tax earnings of $92.6 million in 2022. For purposes of the 2022 annual incentive plan payouts, the Company and SkyWest Airlines’ GAAP pre-tax earnings for 2022 were adjusted for revenue deferred during 2022 and unbilled revenue that was recognized as revenue during 2022. See Appendix A to this proxy statement on page 65 for a reconciliation of the Company’s pre-tax earnings to the most directly comparable financial measure prepared in accordance with GAAP.

If the achieved results relative to a performance objective were between two achievement levels, “threshold,” “target” and “maximum”, the earned achievement was determined by linear interpolation between the applicable achievement levels.

The bonuses earned by our Named Executives exceeded the amount that could be earned by the Named Executives during 2022 as a result of limitations imposed by the terms of the Payroll Support Program Agreements. Actual incentive payments under the annual cash incentive plan were limited below the level earned. The corresponding annual cash incentive payments earned for each Named Executive based on performance during the year ended December 31, 2022, are set forth below.

	Target Annual Cash Incentive (% of Salary)	Target Annual Cash Incentive ($)	Total Annual Cash Incentive Results (% of Target)	Total Annual Cash Incentive (Based on Results) ($)	Total Annual Cash Incentive Results (after Reduction Due to Payroll Support Agreement Limitations) ($)
Russell A. Childs	110.0%	$550,000	200.0%	$1,100,000	$340,000
Robert J. Simmons	80.0%	$276,000	200.0%	$552,000	$310,000
Wade J. Steel	80.0%	$268,000	200.0%	$536,000	$300,000
Eric J. Woodward	60.0%	$126,600	200.0%	$253,200	$126,600
Greg S. Wooley	80.0%	$168,000	200.0%	$336,000	$195,000

Amount of 2022 Performance-Based Annual Cash Incentive. The total annual performance-based cash incentive amounts earned by the Named Executives for 2022 are included in the amounts shown in the Summary Compensation Table below under the caption heading “Non-Equity Incentive Plan Compensation.” Due to the executive compensation limitations under the Company’s Payroll Support Program Agreements, the total annual cash incentives paid to each Named Executive was reduced to the levels set forth in the table above.

Long-Term Incentive Awards. The Company generally grants long-term incentive awards, in the form of restricted stock units and/or performance shares, to the Named Executives annually. The Named Executives were granted performance shares in 2022 and 2021 and were not granted restricted stock units. Long-term incentive awards are made to encourage the Named Executives to continue their engagement with the Company throughout the vesting periods of the awards and to align management and shareholder interests. In making awards to the Named Executives, the grant size and the appropriate mix of equity-based awards are considered. The Compensation Committee generally grants long-term incentive awards at its first meeting of each year. Long-term incentive awards generally vest only if the Named Executive remains employed by the Company for three years from the date of grant. The three-year cliff-vesting schedule is to assist with retaining Named Executives and to encourage the Named Executives to focus on the Company’s long-term performance. Equity incentive awards granted during 2022 accelerate vesting under certain circumstances, as described in the section Potential Payments upon Termination or Change in Control.

2022 Performance Share Awards

Equity awards are designed to ensure that a material portion of each Named Executive’s compensation is based on continuing long-term service and correlated to the creation of shareholder value. As a result, each Named Executive’s 2022 long-term incentive award was in the form of performance shares (the “2022 PSU Awards”). The purpose of the 2022 PSU Awards is to reward achievement of the Company’s annual financial plan, which the Company believes will also support shareholder value achievement.

For 2022, the total annual targeted long-term incentive grant value was $2,300,000 for Mr. Childs, $800,000 for Mr. Simmons, $800,000 for Mr. Steel, $275,000 for Mr. Woodward, and $473,000 for Mr. Wooley. The target value of 2022 PSU Awards was generally below the median of the 2019 peer data reviewed by the Compensation Committee for all Named Executive positions, and were set at the same level as 2021, subject to the limitations imposed under the terms of the Company’s Payroll Support Program Agreements.

The 2022 PSU Awards were made pursuant to the Company’s 2019 Plan, as shown in greater detail below and in the table labeled “Grants of Plan Based Awards.”

The following table summarizes the 2022 PSU Awards granted to the Named Executives.

Performance Vesting Awards
“Target” Performance Shares (1)(2)
Russell A. Childs	70,208
Robert J. Simmons	24,420
Wade J. Steel	24,420
Eric J. Woodward	8,394
Greg S. Wooley	14,438
(1)	Number of performance shares if 100% of target is achieved, although the threshold earnout is 50% of target and the maximum earnout is 250% of target.
(2)	The "target" value at grant was converted into a "target" number of performance shares based on the share price on the grant date of $18.65. Please see the Summary Compensation Table below for the aggregate grant-date fair value of these awards, computed in accordance with ASC Topic 718.

The corporate objectives for the 2022 PSU Awards for each Named Executive were based on Company-wide performance, with no individual component or subsidiary-level objectives, in order to encourage a collective focus on the creation of long-term value for the Company’s shareholders. Under the 2022 PSU Awards, the Company’s performance against established performance metrics will be measured against objectives established for each of 2022, 2023 and 2024, with the resulting number of “earned” shares eligible to vest on December 31, 2024, subject to continued employment through that date. The 2022 PSU Award performance metrics are based on adjusted operating income before depreciation and amortization (“adjusted EBITDA”), controllable completion, and controllable on-time departures for each of the performance years. Until the vesting date, the shares underlying the 2022 PSU Awards are not issued and outstanding. Accordingly, the Named Executive is not entitled to vote or receive dividends on the shares underlying his performance shares unless and until those performance shares vest. (Adjusted EBITDA is a non-GAAP measure. See Appendix A to this proxy statement on page 65 for a reconciliation of adjusted EBITDA to the most directly comparable financial measure prepared in accordance with GAAP.)

The Compensation Committee’s philosophy for setting performance share targets is to set target awards that reflect reasonable operating and financial performance considering industry conditions, and maximum targets that will be difficult for the Named Executives to achieve on a consistent basis. For the 2022 PSU Awards, the Compensation Committee established threshold, target and maximum performance levels for each of the three corporate performance objectives, with the actual number of performance shares that will vest to be adjusted in proportion to the extent to which the combined actual results varied from the target levels of performance. The performance shares are allocated 33% to each year, and then for each years’ performance, 34% to the adjusted EBITDA objective, 33% to the controllable completion objective and 33% to the controllable on-time departures objective in determining the actual awarded performance shares payable in Common Stock. Specifically, a number of performance shares attributable to each objective according to the weightings assigned by the Compensation Committee will be earned ranging from 50% (for threshold performance) to 100% (for target performance) to 250% (for maximum performance), with performance in between such levels determined by a weighted interpolation. If performance is below the threshold level for one or more of the objectives, no performance shares will be earned with respect to such objective(s). The Compensation Committee will evaluate and certify performance for purposes of the 2022 PSU Awards following the end of the three-year period.

In determining the degree to which the corporate objectives have been attained, the Company’s performance will be adjusted for unusual or non-recurring items.

Performance Share Awards Granted in 2020. For purposes of the performance share awards granted in 2020, which were eligible to vest based on corporate performance during the three-year performance period ending December 31, 2022 (the “2020 PSU Awards”), the Compensation Committee set three-year performance share objectives, based on cumulative three-year adjusted EBITDA per share, three-year average return on capital objectives and three-year average controllable completion. Under each Named Executive’s performance share award, the performance shares are eligible to vest (and be settled in shares of Common Stock) upon completion of a three-year performance period (subject to the Named Executive’s continued employment through the last day of the performance period), based on the level of adjusted EBITDA per share, adjusted return on invested capital and controllable completion actually attained in aggregate over the 2020 to 2022 calendar years.

For the 2020 PSU Awards, the Compensation Committee established threshold, target and maximum performance levels for each of the three corporate performance objectives, with the actual number of performance shares that will vest to be adjusted in proportion to the extent to which the combined actual results varied from the target levels of performance. The performance shares are allocated 40% to the cumulative three-year adjusted EBITDA per share objective, 40% to the three-year average return on invested capital objective and 20% to the three-year average controllable completion in determining the actual awarded performance shares payable in Common Stock. Specifically, a number of performance shares attributable to each objective according to the weightings assigned by the Compensation Committee will be earned ranging from 50% (for threshold performance) to 100% (for target performance) to 200% (for maximum performance), with performance in between such levels determined by linear interpolation. If performance is below the threshold level for one or more of the objectives, no performance shares will be earned with respect to such objective(s).

The 2020 PSU Awards were earned at 40% of target at the end of 2022 based on the original formula and goals. In February 2023, the Compensation Committee determined the Company’s achievement relative to the objectives previously established for the 2020 PSU Awards as follows (see Appendix A to this proxy statement on page 65 for a reconciliation of certain 2022, 2021, and 2020 non-GAAP financial measures used to calculate the achievement levels described below for the most directly comparable financial measures prepared in accordance with GAAP):

				Achieved
	Threshold	Target	Maximum	Performance
Adjusted EBITDA per Share (1)	$56.27	$58.73	$61.19	$42.28
Average Return on Invested Capital (2)	16.5%	17.1%	17.6%	12.5%
Controllable Completion (3)	99.6%	99.8%	99.9%	99.9%
(1)	EBITDA per share for the three-year period ending December 31, 2022, was adjusted in 2020 for the deferred revenue on fixed cash payments received under capacity purchase agreements, adjusted in 2021 for the non-cash impairment charge and deferred revenue on fixed cash payments received under capacity purchase agreements and adjusted in 2022 for the non-cash impairment charge and deferred revenue on fixed cash payments received under capacity purchase agreements. The adjusted EBITDA per share metric had a 40% weight on the 2020 PSU Award.
(2)	Represents the average return on invested capital for 2020, 2021 and 2022 using adjusted operating income in 2020 for the deferred revenue on fixed cash payments received under capacity purchase agreements, adjusted operating income in 2021 for the non-cash impairment charge and deferred revenue on fixed cash payments received under capacity purchase agreements and adjusted operating income in 2022 for the non-cash impairment charge and deferred revenue on fixed cash payments received under capacity purchase agreements. For purposes of the 2020 PSU Awards, return on invested capital for any calendar year was defined as the Company's adjusted operating income for such year divided by the Company's average invested capital for such calendar year. The average return on invested capital metric had a 40% weight on the 2020 PSU Award.

(3)	Controllable completion is the percentage of completed scheduled flights over which SkyWest Airlines had control, excluding cancelled flights due to uncontrollable factors such as weather. The controllable completion metric had a 20% weight on the 2020 PSU Award.

As a result of the foregoing, in February 2023, the Named Executives vested in 40% of the target number of performance shares relative to the 2020 PSU Awards as follows: Mr. Childs, 8,982 shares; Mr. Simmons, 3,124 shares; Mr. Steel, 3,124 shares; Mr. Woodward, 1,132 shares; and Mr. Wooley, 859 shares.

Long-Term Incentive Awards for 2023. For 2023, the Compensation Committee again determined to grant all of the long-term incentive awards to the Named Executives in the form of performance shares. The long-term incentive performance metrics applicable to the performance shares granted in 2023 will be based on a free cash flow metric, an adjusted EBITDA metric, controllable completion rate and a controllable on-time departure rate and will be based on three one-year measurement periods. Under the 2023 awards, the Company’s performance against these performance metrics will be measured against objectives established for each 2023, 2024, and 2025, with the resulting number of “earned” shares eligible to vest on December 31, 2025, subject to continued employment through that date. The 2023 long-term incentive awards will be eligible for accelerated vesting on terms substantially similar to the 2022 PSU Awards, as described above. The Compensation Committee implemented these changes to better align the long-term incentive awards granted to the Named Executives with the creation of long-term shareholder value.

No Employment and Severance Agreements

The Named Executives do not have employment, severance or change-in-control agreements, although the vesting of long-term equity incentive awards may accelerate under certain circumstances, as described below under “Elements of Compensation – Long-Term Incentive Awards.” The Named Executives serve at the will of the Board, which enables the Board to terminate the employment of any Named Executive with discretion as to the terms of any severance. This is consistent with the Company’s performance-based employment and compensation philosophy.

Acceleration of Long-Term Incentive Awards. With respect to long-term incentive awards granted to the Named Executives, such awards will vest on an accelerated basis under certain circumstances.

Specifically, restricted stock unit awards granted to the Named Executives will vest on an accelerated basis (i) in the event of the Named Executive’s involuntary termination without cause or resignation for good reason, or (ii) in the event of the Named Executive’s death.

Performance share awards granted to the Named Executives will vest on an accelerated basis (i) in the event of the Named Executive’s death prior to a change in control, as to the “target” number of performance shares subject to the award on the date of death and as to any incremental performance shares above “target” based on the Company’s actual performance relative to the corporate performance objectives under such award at the end of the performance period (or, if earlier, a change in control of the Company), (ii) in the event of the Named Executive’s death following a change in control, any “vesting eligible shares” (as described below) will vest upon the date of death, (iii) in the event of the Named Executive’s involuntary termination without cause or resignation for good reason, in each case prior to a change in control, the Named Executive will remain eligible to vest in such number of performance shares as ultimately vest based on the Company’s actual performance relative to the corporate performance objectives under such award at the end of the applicable performance period (or, if earlier, a change in control of the Company), which vesting will be prorated for the portion of the three-year period covered by such awards that has elapsed prior to the date of termination, or (iv) in the event of the Named Executive’s involuntary termination without cause or resignation for good reason, in each case following a change in control, any vesting eligible shares will vest upon the date of such termination. For purposes of the performance shares, in the event of a change in control of the Company, the performance shares will be converted into a number of “vesting eligible shares” that will vest at the end of the three-year period covered by such awards based on the greater of (i) the “target” number of performance shares subject to the award, or (ii) the number of performance shares that would vest if performance had been measured against the corporate performance objectives as of the date of the change in control.

Retirement and Other Benefits

The Company and SkyWest Airlines sponsor a 401(k) retirement plan for their eligible employees, including the Named Executives. The 401(k) retirement plan is a broad based, tax-qualified retirement plan under which eligible employees, including the Named Executives, may make annual pre-tax salary reduction contributions subject to the various limits imposed under the Internal Revenue Code of 1986, as amended (the “Code”). The sponsoring employer makes matching contributions under the plan on behalf of eligible participants; however, the right of Named Executives and other officers to such matching contributions is limited. The Compensation Committee believes that maintaining the 401(k) retirement plan and providing a means to save for retirement is an essential part of a competitive compensation package necessary to attract and retain talented executives.

The Company also maintains the SkyWest, Inc. 2002 Deferred Compensation Plan, a non-qualified deferred compensation plan for the benefit of officers and other highly compensated employees (the “Deferred Compensation Plan”). All of the Named Executives participate in the Deferred Compensation Plan. Under the Deferred Compensation Plan, the employer credits each Named Executive’s account with a discretionary employer contribution equal to 15% of salary and annual cash incentive. These amounts are included in the Summary Compensation Table under the column “All Other Compensation”. Additional information on the Deferred Compensation Plan is found in the section “Non-Qualified Deferred Compensation for 2022” below. The purpose of the Deferred Compensation Plan is to attract and retain executive talent by assisting with building retirement assets over the course of their career with the Company.

The Deferred Compensation Plan also permits eligible executives, including the Named Executives, to elect in advance of each calendar year to defer up to 100% of their cash salary and annual cash incentive compensation for the year. Only Mr. Simmons elected to defer any portion of his salary or annual cash incentive for 2022.

The Company and its subsidiaries do not maintain any defined benefit pension plans for the Named Executives.

Other Benefits

In addition to the benefits described above, the Company provides certain other benefits to the Named Executives that the Compensation Committee believes are generally consistent with the benefits provided to senior executives of other airlines. The Compensation Committee believes that those benefits, which are detailed in the footnotes to the Summary Compensation Table applicable to the heading “All Other Compensation” below, are reasonable, competitive and consistent with overall executive compensation objectives. Those benefits consist primarily of employer-paid premiums on health, dental and eye insurance, a personal automobile allowance, and use of Company-owned recreational equipment.

The Company and its subsidiaries also maintain a non-discriminatory, broad based program under which all full-time employees and their dependents, including the Named Executives and their dependents, may fly without charge on a space available basis on regularly scheduled flights of aircraft operated by the Company’s operating airline subsidiary.

The Company has not agreed to provide its Named Executives with any gross-up or reimbursement for taxes.

Compensation Recovery Policy

We intend to adopt a compensation recovery policy as required by Rule 10D-1 under the Securities Exchange Act of 1934, as amended, and the corresponding rules to be adopted by the Nasdaq Stock Market, when required.

Share Ownership Guidelines

The Company maintains ownership guidelines for the Named Executives to encourage the alignment of their interests with the long-term interests of the Company’s shareholders. Each Named Executive is required to maintain a minimum ownership interest in the Company. The guideline ownership level is a number of shares of Common Stock having a value equal to a multiple of the annual base salary for each Named Executive. The Chief Executive’s guideline ownership level is five times salary while the remaining Named Executives’ guideline ownership level is three times salary.

The guidelines also include an expectation that the Named Executives will hold 50% of their net after-tax profit shares after vesting or option exercise if the applicable guideline ownership level has not yet been met. The Named Executives are limited in their ability to sell shares under long term incentive awards until their applicable guideline ownership level is reached. Each Named Executive met the ownership guidelines at December 31, 2022, except for Mr. Wooley who joined SkyWest Airlines in 2019 and is making progress toward meeting the ownership guidelines. The holdings of the Named Executives are summarized in the table entitled “Security Ownership of Certain Beneficial Owners” below.

Deductibility of Executive Compensation

Section 162(m) of the Code imposes a $1 million annual limit on the amount that a publicly traded company may deduct for compensation paid to certain of the company’s executive officers. The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, and has reserved, and continues to reserve, the right to approve compensation that may not be deductible under Code Section 162(m) in order to ensure competitive levels of total compensation for the Company’s executive officers.

Effect of Compensation on Risk

The Compensation Committee believes the Company’s compensation policies and practices are designed to create appropriate and meaningful incentives for the Company’s employees without encouraging excessive or inappropriate risk taking. Among other factors, the Compensation Committee considered the following:

●	The Company’s compensation policies and practices are designed to include a significant level of long-term compensation, which discourages short-term risk taking;
●	The base salaries and target cash incentive opportunities the Company provides to its employees are generally consistent with salaries paid for comparable positions in the Company’s industry, and provide the Company’s employees with steady income while reducing the incentive for employees to take risks in pursuit of short-term benefits;
●	The Company’s cash incentive and performance equity incentive compensation is capped at levels established by the Compensation Committee, consistent with peer data, and at which the Compensation Committee believes reduces the incentive for excessive risk-taking;

●	The Company has established internal controls and adopted codes of ethics and business conduct, which are designed to reinforce the balanced compensation objectives established by the Compensation Committee; and
●	The Company has adopted equity ownership guidelines for its executive officers, which the Compensation Committee believes discourages excessive risk-taking.
●	There is a policy against hedging stock and against pledging stock or using it as collateral.

Based on the review outlined above, the Company has concluded that the risks arising from its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the foregoing compensation discussion and analysis and discussed with the Company’s management the information set forth herein. Based on such review and discussions with management, the Compensation Committee recommended to the Board that the foregoing compensation discussion and analysis be included in this proxy statement.

The Compensation Committee

Ronald J. Mittelstaedt, Chair

Smita Conjeevaram

Meredith S. Madden

Andrew Roberts

Keith E. Smith

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the Securities and Exchange Commission or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference into any filing of SkyWest, Inc., except to the extent that SkyWest, Inc. specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the Named Executives for the years indicated.

				Stock Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Restricted Stock Units ($)(2)	Performance Shares ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Russell A. Childs	2022	$500,000	$—	$—	$2,300,000	$—	$340,000	$153,971	(4)	$3,293,971
CEO & President	2021	$500,000	$—	$—	$2,300,000	$—	$285,000	$173,862		$3,258,862
	2020	$419,667	$—	$920,000	$1,380,000	$—	$413,200	$220,492		$3,353,359
Robert J. Simmons	2022	$345,000	$—	$—	$800,000	$—	$310,000	$133,482	(5)	$1,588,482
Chief Financial Officer	2021	$345,000	$—	$—	$800,000	$—	$320,000	$133,362		$1,598,362
	2020	$311,823	$—	$320,000	$480,000	$—	$272,400	$138,182		$1,522,405
Wade J. Steel	2022	$335,000	$—	$—	$800,000	$—	$300,000	$129,352	(6)	$1,564,352
Chief Commercial Officer	2021	$335,000	$—	$—	$800,000	$—	$312,000	$123,922		$1,570,922
	2020	$309,323	$—	$320,000	$480,000	$—	$272,400	$141,708		$1,523,431
Eric J. Woodward	2022	$211,000	$—	$—	$275,000	$—	$126,600	$78,068	(7)	$690,668
Chief Accounting Officer	2021	$211,000	$—	$—	$275,000	$—	$126,600	$69,701		$682,301
	2020	$206,031	$—	$116,000	$174,000	$—	$115,000	$71,631		$682,662
Greg S. Wooley	2022	$210,000	$—	$—	$473,000	$—	$195,000	$79,858	(8)	$957,858
Executive Vice President Operations	2021	$210,000	$—	$—	$473,000	$—	$195,000	$68,398		$946,398
	2020	$180,929	$—	$88,000	$132,000	$—	$116,425	$50,552		$567,906
(1)	No discretionary annual performance bonuses were awarded to the Named Executives in 2020, 2021 or 2022.
(2)	These columns show the grant date fair value of stock awards granted during the applicable fiscal year as computed under ASC Topic 718 (excluding estimates for forfeitures in case of awards with service-based vesting). With respect to the performance share awards, the grant date fair value is reported based on the probable outcome of the performance conditions as of the grant date. The maximum potential value of the performance share awards, assuming the highest level of performance achievement, is as follows: Mr. Childs, $2,760,000 (2020), $5,750,000 (2021); 5,750,000 (2022); Mr. Simmons, $960,000 (2020), $2,000,000 (2021), 2,000,000 (2022); Mr. Steel, $960,000 (2020), $2,000,000 (2021) 2,000,000 (2022); Mr. Woodward, $348,000 (2020), $687,500 (2021), $687,500 (2022); and Mr. Wooley, $264,000 (2020), $1,182,500 (2021), $1,182,500 (2022). These amounts do not reflect the extent to which the Named Executive realized or will realize an actual financial benefit from the awards. Assumptions and methodologies used in the calculation of these amounts are included in footnotes to the Company’s audited financial statements for the year ended December 31, 2022, which are included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.
(3)	The amounts in this column reflect the annual performance cash incentive amounts earned in the year indicated based on performance in that year and paid in the subsequent year. As described in the section entitled “Compensation Discussion and Analysis” above, annual performance cash incentives payable to the Named Executives are calculated based upon the financial and operational performance of the Company or its subsidiaries. The threshold, target and maximum amount of each Executive’s annual performance cash incentive opportunity for 2022 is reported in the “Grants of Plan-Based Awards for 2022” table below.

(4)	All other compensation for Mr. Childs for 2022 included $119,309 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2022. The remaining other compensation relates to employer-paid health insurance premiums, a personal vehicle lease, personal use of the Company’s recreational equipment, and discretionary matching contributions under the SkyWest 401(k) Plan.
(5)	All other compensation for Mr. Simmons for 2022 included $101,309 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2022. The remaining other compensation relates to employer-paid health insurance premiums, a personal vehicle lease, personal use of the Company’s recreational equipment, and discretionary matching contributions under the SkyWest 401(k) Plan.
(6)	All other compensation for Mr. Steel for 2022 included $98,585 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2022. The remaining other compensation relates to employer-paid health insurance premiums, a personal vehicle lease, personal use of the Company’s recreational equipment, and discretionary matching contributions under the SkyWest 401(k) Plan.
(7)	All other compensation for Mr. Woodward for 2022 included $53,112 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2022. The remaining other compensation relates to employer-paid health insurance premiums, personal use of the Company’s recreational equipment, and discretionary matching contributions under the SkyWest 401(k) Plan.
(8)	All other compensation for Mr. Wooley for 2022 included $62,285 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2022. The remaining other compensation relates to employer-paid health insurance premiums, personal use of the Company’s recreational equipment, and discretionary matching contributions under the SkyWest 401(k) Plan.

Grants of Plan-Based Awards For 2022

The following table provides information about non-equity based and equity-based plan awards granted to the Named Executives for the year ended December 31, 2022:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards Number	All Other Stock Awards Number	Exercise Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)	Target (#)	Maximum (#)	of Units (#)	of Options (#)	Awards ($/Share)	Awards ($)(3)
Russell A. Childs		$275,000	$550,000	$1,100,000
	10-Feb-2022(2)				35,104	70,208	175,520				$2,300,000
Robert J. Simmons		$138,000	$276,000	$552,000
	10-Feb-2022(2)				12,210	24,420	61,050				$800,000
Wade J. Steel		$134,000	$268,000	$536,000
	10-Feb-2022(2)				12,210	24,420	61,050				$800,000
Eric J. Woodward		$63,300	$126,600	$253,200
	10-Feb-2022(2)				4,197	8,394	20,985				$275,000
Greg S. Wooley		$84,000	$168,000	$336,000
	10-Feb-2022(2)				7,219	14,438	36,095				$473,000
(1)	The amounts in these columns reflect the threshold, target and maximum amount of each Named Executive’s annual cash incentive opportunity for 2022. As described in the section entitled “Compensation Discussion and Analysis” above, annual cash incentives payable to the Named Executives are calculated based upon the financial and operational performance of the Company or its subsidiaries.

(2)	Represents the 2022 PSU Awards. Under the 2022 PSU Awards, the Company’s performance against established performance metrics will be measured against objectives established for each of 2022, 2023 and 2024, with the resulting number of “earned” shares eligible to vest on December 31, 2024, subject to continued employment through that date. The Compensation Committee determined that the corporate objectives for purposes of such awards would be adjusted EBITDA, controllable completion, and controllable on-time departures for each of the performance years. For the 2022 PSU Awards, the Compensation Committee established threshold, target and maximum performance levels for each of the three corporate performance objectives, with the actual number of performance shares that will vest to be adjusted in proportion to the extent to which the actual results varied from the target levels of performance. The performance shares are allocated 33% to each performance measurement year, and then for each years’ performance, 34% to the adjusted EBITDA objective, 33% to the controllable completion objective and 33% to the controllable on-time departures objective in determining the actual awarded performance shares payable in Common Stock. Specifically, a number of performance shares attributable to each objective according to the weightings assigned by the Compensation Committee will be earned ranging from 50% (for threshold performance) to 100% (for target performance) to 250% (for maximum performance), with performance in between such levels determined by linear interpolation. If performance is below the threshold level for one or more of the objectives, no performance shares will be earned with respect to such objective(s). Until the vesting date, the shares underlying the performance shares are not issued and outstanding. Accordingly, the Named Executive is not entitled to vote or receive dividends on the shares underlying his performance shares unless and until those performance shares vest.
(3)	This column shows the grant date fair value of the stock awards granted as computed under ASC Topic 718 (excluding estimates for forfeitures in case of awards with service-based vesting). With respect to the performance share awards, the grant date fair value is reported based on the probable outcome of the performance conditions as of the grant date. These amounts do not reflect the extent to which the Named Executive realized or will realize an actual financial benefit from the awards. Assumptions and methodologies used in the calculation of these amounts are included in footnotes to the Company’s audited financial statements for the year ended December 31, 2022 which are included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Outstanding Equity Awards at Year-End

The following table provides information on the holdings of stock options and other stock awards (restricted stock units and performance shares) by the Named Executives as of December 31, 2022.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (6)($)	Equity Incentive Plan Awards: Number of Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Shares, Units or Other Rights That Have Not Vested (6)($)
Russell A. Childs					14,972	(2)	$247,188
					8,982	(3)	$148,293
								128,148	(4)	$2,115,715
								175,520	(5)	$2,897,835
Robert J. Simmons
					5,207	(2)	$85,968
					3,124	(3)	$51,577
								44,573	(4)	$735,892
								61,050	(5)	$1,007,936
Wade J. Steel					5,207	(2)	$85,968
					3,124	(3)	$51,577
								44,573	(4)	$735,892
								61,050	(5)	$1,007,936
Eric J. Woodward	2,968		$14.78	10-Feb-23
					1,888	(2)	$31,171
					1,132	(3)	$18,689
								15,323	(4)	$252,974
								20,985	(5)	$346,462
Greg S. Wooley					1,432	(2)	$23,642
					859	(3)	$14,182
								26,355	(4)	$435,121
								36,095	(5)	$595,928
(1)	All stock option awards have a term of seven years from the date of grant.
(2)	Restricted stock unit awards vested on February 4, 2023.
(3)	Represents the 2020 PSU Awards which were eligible to vest based on corporate performance during the three-year performance period ending December 31, 2022. The Compensation Committee determined that the corporate objectives for purposes of such awards would be adjusted EBITDA per share, return on invested capital and controllable completion actually attained over the three-year performance period. Until the vesting date, the shares underlying the performance shares are not issued and outstanding. Accordingly, the Named Executive is not entitled to vote or receive dividends on the shares underlying his performance shares unless and until those performance shares vest. For the 2020 PSU Awards, the Compensation Committee established threshold, target and maximum performance levels for each of the three corporate performance objectives, with the actual number of performance shares that will vest to be adjusted in proportion to the extent to which the combined actual results varied from the target levels of performance. The performance shares were allocated 40% to the cumulative three-year adjusted EBITDA per share, 40% to the three-year adjusted average return on invested capital and 20% the three-year average controllable completion in determining the actual awarded performance shares payable in our common stock. Specifically, a number of performance shares attributable to each objective according to the weightings assigned by the Compensation Committee was eligible to be earned ranging from 50% (for threshold performance) to 100% (for target performance) to 200% (for maximum performance), with performance in between such levels determined by linear interpolation. If performance is below the threshold level for one or more of the objectives, no performance shares will be earned with respect to such objective(s). The actual number of shares of our common stock issued to our Named Executives following the conclusion of a performance period was based on our performance relative to the corporate performance objectives for that performance period. In February 2023, the Compensation Committee determined that the Company had achieved a 40% performance level for these awards, and such awards vested at 40% of target levels on February 4, 2023. In addition, these awards are reported in the “Number of Shares or Units of Stock” column because, as of December 31, 2022, the applicable performance objectives had been met and the vesting of the awards was subject only to the Compensation Committee’s certification of such results.
(4)	Represents the 2021 PSU Awards. Under the 2021 PSU Awards, the Company’s performance against established performance metrics will be measured against objectives established for each of 2021 and 2022, with the resulting number of “earned” shares eligible to vest on December 31, 2023, subject to continued employment through that date. The Compensation Committee determined that the corporate objectives for purposes of such awards would be adjusted EBITDA per share, return on invested capital and controllable completion measured over two one-year performance periods. For the 2021 PSU Awards, the Compensation Committee established threshold, target and maximum performance levels for each of the three corporate performance objectives, with the actual number of performance shares that will vest to be adjusted in proportion to the extent to which the combined actual results varied from the target levels of performance. The performance shares are allocated 50% to each performance measurement year, and then for each years’ performance, 40% to the adjusted EBITDA per share objective, 40% to the average return on invested capital objective and 20% to the average controllable completion in determining the actual awarded performance shares payable in Common Stock. Specifically, a number of performance shares attributable to each objective according to the weightings assigned by the Compensation Committee will be earned ranging from 50% (for threshold performance) to 100% (for target performance) to 250% (for maximum performance), with performance in between such levels determined by linear interpolation. If performance is below the threshold level for one or more of the objectives, no performance shares will be earned with respect to such objective(s). Until the vesting date, the shares underlying the performance shares are not issued and outstanding. Accordingly, the Named Executive is not entitled to vote or receive dividends on the shares underlying his performance shares unless and until those performance shares vest. The Company has reported the number and market value of the performance shares subject to the awards based on maximum performance.
(5)	Represents the 2022 PSU Awards. Under the 2022 PSU Awards, the Company’s performance against established performance metrics will be measured against objectives established for each of 2022, 2023 and 2024, with the resulting number of “earned” shares eligible to vest on December 31, 2024, subject to continued employment through that date. The Compensation Committee determined that the corporate objectives for purposes of such awards would be adjusted EBITDA, controllable completion, and controllable on-time departures for each of the performance years. For the 2022 PSU Awards, the Compensation Committee established threshold, target and maximum performance levels for each of the three corporate performance objectives, with the actual number of performance shares that will vest to be adjusted in proportion to the extent to which the actual results varied from the target levels of performance. The performance shares are allocated 33% to each performance measurement year, and then for each years’ performance, 34% to the adjusted EBITDA objective, 33% to the controllable completion objective and 33% to the controllable on-time departures objective in determining the actual awarded performance shares payable in Common Stock. Specifically, a number of performance shares attributable to each objective according to the weightings assigned by the Compensation Committee will be earned ranging from 50% (for threshold performance) to 100% (for target performance) to 250% (for maximum performance), with performance in between such levels determined by linear interpolation. If performance is below the threshold level for one or more of the objectives, no performance shares will be earned with respect to such objective(s). Until the vesting date, the shares underlying the performance shares are not issued and outstanding. Accordingly, the Named Executive is not entitled to vote or receive dividends on the shares underlying his performance shares unless and until those performance shares vest. The Company has reported the number and market value of the performance shares subject to the awards based on maximum performance.

(6)	Based on market closing price per share of our common stock of $16.51 on December 30, 2022, the last trading day of 2022.

Option Exercises and Stock Vested

Stock options exercised, restricted stock units and performance shares that vested for the Named Executives during the year ended December 31, 2022 are outlined below.

	Options Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Russell A. Childs	—	$—	29,061	$892,282
Robert J. Simmons	7,783	$76,963	10,238	$314,347
Wade J. Steel	—	$—	10,238	$314,347
Eric J. Woodward	—	$—	3,276	$100,587
Greg S. Wooley	—	$—	4,352	$92,132
(1)	Includes both restricted stock units and performance shares that vested during the year ended December 31, 2022.

Non-Qualified Deferred Compensation for 2022

Pursuant to the SkyWest Deferred Compensation Plan, covered Named Executives may elect prior to the beginning of each calendar year to defer the receipt of base salary and annual performance cash incentives earned for the ensuing calendar year. Amounts deferred are credited to an unfunded liability account maintained by the Company on behalf of the applicable Named Executive, which account is deemed invested in and earns a rate of return based upon certain notational, self-directed investment options offered under the applicable plan.

Each Named Executive’s account under the SkyWest Deferred Compensation Plan is also credited with a discretionary employer contribution monthly, whether or not the Named Executive contributes. For 2022 that discretionary employer contribution was 15% of the Named Executive’s salary and annual cash incentive. Participant account balances under the SkyWest Deferred Compensation Plan are fully vested and will be paid by the Company to each Named Executive upon retirement or separation from employment, or on other specified dates, in a lump sum form or in installments according to a schedule elected in advance by the Named Executive.

The following table provides information regarding the SkyWest Deferred Compensation Plan for the year ended December 31, 2022:

Name	Executive Contributions in Last Year ($)(1)	Registrant Contributions in Last Year ($)(2)	Aggregate Earnings (Loss) in Last Year ($)(3)	Aggregate Withdrawals/ Distributions in Last Year ($)	Aggregate Balance at Last Year End ($)(4)
Russell A. Childs	$—	$119,309	$(405,182)	$—	$2,721,474
Robert J. Simmons	$32,003	$101,309	$(43,926)	$—	$1,169,872
Wade J. Steel	$—	$98,585	$(18,471)	$—	$1,462,249
Eric J. Woodward	$—	$53,112	$(192,371)	$—	$956,105
Greg S. Wooley	$—	$62,285	$1,898	$—	$155,525
(1)	The amount in this column represents deferral of base salary for 2022 and annual performance cash incentives earned for the ensuing calendar year, which deferred amounts are reported in the Summary Compensation Table above.

(2)	The amounts in this column reflect the amounts of employer contributions credited under the applicable deferred compensation plan for 2022 at the rate of 15% of each Executive’s 2022 base salary and annual cash incentive which was paid in 2022. The amounts reported in this column are also included in the amounts reported in the “Other Compensation” column of the Summary Compensation Table appearing above.
(3)	The amounts in this column reflect the notational earnings (loss) during 2022 credited to each Executive’s account under the SkyWest Deferred Compensation Plan. These amounts are not reported in the Summary Compensation Table because they are based on market rates determined by reference to mutual funds that are available to participants in the SkyWest 401(k) Plan or otherwise broadly available.
(4)	All Named Executive and Company contributions in prior years to the SkyWest Deferred Compensation Plan have been reported in the Summary Compensation Tables in the company’s previously filed proxy statements, to the extent that an executive was a named executive officer in that fiscal year. These amounts are as follows: Mr. Childs, $119,309 (2022), $138,548 (2021), and $166,451 (2020); Mr. Simmons, $101,309 (2022), $158,335 (2021), and $115,839 (2020); Mr. Steel, $98,585 (2022), $92,654 (2021), and $98,123 (2020); Mr. Woodward, $53,112 (2022), $50,468 (2021), and $47,237 (2020); and Mr. Wooley, $62,285 (2022), $50,508 (2021), and $32,383 (2020).

At the election of the executive, deferred amounts are invested in a selection of third-party investment funds and each executive receives the rates of return under those funds on such deferred amounts.

Potential Payments upon Termination or Change in Control

The information below describes and quantifies certain payments or benefits that would be payable under the existing plans and programs of the Company and its subsidiaries if a Named Executive’s employment had terminated on December 31, 2022, or the Company had undergone a change in control on December 31, 2022. These benefits are in addition to benefits generally available to all salaried employees of the Company in connection with a termination of employment, such as distributions from the 401(k) plan and accrued vacation pay. Except as noted below, the Named Executives do not have any other severance benefits, severance agreements or change in control agreements.

Accelerated Vesting of Long-Term Incentive Awards. With respect to long-term incentive awards granted to the Named Executives, such awards will vest on an accelerated basis under certain circumstances, but there is no single trigger accelerated vesting of such awards upon a change in control. Specifically, restricted stock unit awards granted to the Named Executives will vest on an accelerated basis (i) in the event of the Named Executive’s involuntary termination without cause or resignation for good reason, or (ii) in the event of the Named Executive’s death. Performance share awards granted to the Named Executives will vest on an accelerated basis (i) in the event of the Named Executive’s death prior to a change in control, as to the “target” number of performance shares subject to the award on the date of death and as to any incremental performance shares above “target” based on the Company’s actual performance relative to the corporate performance objectives under such award at the end of the performance period (or, if earlier, a change in control of the Company), (ii) in the event of the Named Executive’s death following a change in control, any “vesting eligible shares” (as described below) will vest upon the date of death, (iii) in the event of the Named Executive’s involuntary termination without cause or resignation for good reason, in each case prior to a change in control, the Named Executive will remain eligible to vest in such number of performance shares as ultimately vest based on the Company’s actual performance relative to the corporate performance objectives under such award at the end of the performance period (or, if earlier, a change in control of the Company), which vesting will be prorated for the portion of the three-year period covering such awards that has elapsed prior to the date of termination, or (iv) in the event of the Named Executive’s involuntary termination without cause or resignation for good reason, in each case following a change in control, any vesting eligible shares will vest upon the date of such termination. For purposes of the performance shares, in the event of a change in control of the Company, the performance shares will be converted into a number of “vesting eligible shares” that will vest at the end of the performance period based on the greater of (i) the

“target” number of performance shares subject to the award, or (ii) the number of performance shares that would vest if performance had been measured against the corporate performance objectives as of the date of the change in control.

The following table shows for each Named Executive the intrinsic value of his unvested restricted stock units and performance shares, as of December 31, 2022, the vesting or settlement of which would have been accelerated had a change in control of the Company occurred on that date and/or a termination under one of the circumstances identified below had occurred on that date, calculated in the case of restricted stock units and performance shares, by multiplying the number of underlying shares by the closing price of the Common Stock on December 30, 2022, the last trading day of 2022 ($16.51 per share).

Name	Change in Control	Involuntary Termination Following a Change in Control or Death	Involuntary Termination Prior to a Change in Control
Russell A. Childs
RSU Acceleration	$—	$247,188	$247,188
PSU Acceleration (1)	$148,306	$2,153,726	$1,098,875
Robert J. Simmons
RSU Acceleration	$—	$85,968	$85,968
PSU Acceleration (1)	$51,584	$749,115	$382,213
Wade J. Steel
RSU Acceleration	$—	$85,968	$85,968
PSU Acceleration (1)	$51,584	$749,115	$382,213
Eric J. Woodward
RSU Acceleration	$—	$31,171	$31,171
PSU Acceleration (1)	$18,703	$258,477	$132,357
Greg S. Wooley
RSU Acceleration	$—	$23,642	$23,642
PSU Acceleration (1)	$14,185	$426,605	$209,675
(1)	Reflects the value of the performance shares granted in 2021 and 2022 at “target” performance levels. The value under the “Change in Control” column includes only the 2020 performance shares, which are reflected at 40% of target performance levels based on the performance relative to the performance objectives for the performance period that ended on December 31, 2022 under such awards, since, as of December 31, 2022, the applicable performance objectives had been met and the vesting of the awards was subject only to the Compensation Committee’s certification of such results (but the settlement of such awards would have been accelerated to the date of the change in control occurring on December 31, 2022). While these 2020 performance shares were no longer subject to performance or service conditions at December 31, 2022, they are included in this table as the settlement of such performance shares would have accelerated (as compared to the regular settlement date in February 2022 upon Compensation Committee certification of final performance results) upon the occurrence of a change in control. The value of these 2020 performance shares are reflected in the other two columns, but no acceleration of the settlement of such awards would occur under a termination under those circumstances (and such awards would vest in February 2023 upon Compensation Committee certification of final performance results), other than in the case of death, in which case the "target" awards would have been subject to immediate settlement.

Deferred Compensation. If the employment of a Named Executive were terminated on December 31, 2022, the Named Executive would have become entitled to receive the balance in his account under the applicable deferred compensation plan. Distribution would be made in the form of a lump sum or in installments, and in accordance with the distributions schedule elected by the Named Executive under the applicable plan. The 2022 year-end account balances under those plans are shown in the applicable Non-Qualified Deferred Compensation Tables included herein. A Named Executive’s account balance would continue to be credited with notational investment earnings or losses through the date of actual distribution.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of Russell A. Childs, our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K.

For 2022, our last completed fiscal year:

●	the median of the annual total compensation of all employees of the Company (other than the CEO) was $44,036; and
●	the annual total compensation of the CEO, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement, was $3,293,971.

Based on this information, for 2022, the ratio of the annual total compensation of Mr. Childs, the CEO, to the median of the total compensation of all employees of the Company, was 75 to 1.

Determining the Median Employee. The Company determined that, as of December 31, 2022, the employee population consisted of approximately 14,000 individuals. The employee workforce consists of full and part time employees. For purposes of measuring the compensation of the employees, the Company selected total annual cash compensation for 2022 as the most appropriate measure of compensation, which was consistently applied to all the employees included in the calculation. With respect to the total annual compensation of the “median employee,” the Company identified and calculated the elements of such employee’s compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in the annual total compensation reflected above.

Pay Versus Performance

Pay Versus Performance Table

The table below summarizes the total compensation, compensation actually paid, and other metrics used to evaluate the Named Executives’ compensation to the Company’s performance.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for CEO ($)	Compensation Actually Paid to (Lost by) CEO ($)	Average Summary Compensation Table Total for Non-CEO NEOs ($)	Average Compensation Actually Paid to Non-CEO NEOs ($)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)	Net Income (Loss) ($)	Adjusted EBITDA ($)
2022	$3,293,971	$(917,779)	$1,200,340	$150,606	$25.63	$140.02	$72,953	$656,419
2021	$3,258,862	$5,158,789	$1,199,495	$1,698,313	$61.02	$165.47	$111,910	$785,241
2020	$3,353,359	$(204,845)	$1,074,101	$219,131	$62.59	$130.86	$(8,515)	$694,489
(b)	The amounts in this column represents the total compensation of our chief executive officer (“CEO”), Russell A. Childs, for each of the fiscal years ended December 31, 2020, 2021, and 2022, as reported in the Summary Compensation Table included in the Executive Compensation section of this Proxy Statement. Mr. Childs was our principal executive officer for each of these years.
(c)	The amounts in this column represents the total compensation actually paid to (lost by) the CEO for the years indicated, adjusting the total compensation from column (b) by the amounts in the “Adjustments” table below.
(d)	The amounts in this column represents the average total compensation of our Named Executives, excluding the CEO (the “Non-CEO NEOs”), Robert J. Simmons, Wade J. Steel, Eric J. Woodward, and Greg S. Wooley, for each of the fiscal years ended December 31, 2020, 2021, and 2022, as reported in the Summary Compensation Table of the proxy statement filed in the applicable year.
(e)	The amounts in this column represents the average total compensation actually paid to the Non-CEO NEOs for the years indicated, adjusting the total compensation from column (d) by the amounts in the “Adjustments” table below.
(f)	The total shareholder return shows the cumulative total shareholder return on our common stock through the last day of each fiscal year reflected in the table above, assuming an initial investment of $100.00 on December 31, 2019, with dividends reinvested.
(g)	The peer group total shareholder return shows the cumulative total shareholder return of the Nasdaq Stock Market Transportation Index through the last day of each fiscal year reflected in the table above, assuming an initial investment of $100.00 on December 31, 2019, with dividends reinvested.
(h)	The amounts in this column represent the Company’s net income (loss) for the indicated years as reported in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.
(i)	Although we use numerous financial performance measures for the purpose of evaluating Company performance for the compensation of the Named Executives, we have determined that adjusted EBITDA is the financial performance measure that, in our assessment, represents the most important financial performance measure (that is not otherwise required to be disclosed in the table) used to link Company performance and Named Executive compensation for the most recently completed fiscal year. The amounts in this column represent the Company’s adjusted EBITDA for the indicated years. (Adjusted EBTIDA is a non-GAAP measure. See Appendix A to this proxy statement on page 65 for a reconciliation of adjusted EBITDA for each of the fiscal years ending December 31, 2020, 2021 and 2022 to the most directly comparable financial measure for each such year prepared in accordance with GAAP.)

Relationship between Compensation Actually Paid and Performance

The graphs below compare the compensation actually paid to our CEO and the average of the compensation actually paid to our Non-CEO NEOs, with (i) our cumulative total shareholder return, (ii) our peer group total shareholder return, (iii) our net income, and (iv) our adjusted EBITDA, in each case, for the fiscal years ended December 31, 2020, 2021 and 2022.

Relationship between Compensation Actually Paid and Total Shareholder Return

Relationship between Compensation Actually Paid and Net Income

Relationship between Compensation Actually Paid and Adjusted EBITDA

Adjustments from Total Compensation to Compensation Actually Paid

The amounts reported in the “Compensation Actually Paid to CEO” and “Average Compensation Actually Paid to Non-CEO NEOs” columns do not reflect the actual compensation paid to or realized by our CEO or our Non-CEO NEOs during each applicable year. The calculation of compensation actually paid for purposes of this table includes point-in-time fair values of stock awards and these values will fluctuate based on our stock price, various accounting valuation assumptions and projected performance related to our performance awards. See the Summary Compensation Table for certain other compensation of our CEO and our Non-CEO NEOs for each applicable fiscal year and the Option Exercises and Stock Vested table for the value realized by each of them upon the vesting of stock awards during 2022.

The table below summarizes the adjustments made to the total compensation as reported in the Summary Compensation Table included in the Executive Compensation section of this Proxy Statement to determine the total actual compensation paid to the CEO and average Non-CEO NEOs for the years indicated as reported in the table above.

	2022		2021		2020
Adjustments To Total Compensation	CEO	Average Non-CEO NEOs	CEO	Average Non-CEO NEOs	CEO	Average Non-CEO NEOs
Deduction for amounts reported under the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for year indicated	$(2,300,000)	$(587,000)	$(2,300,000)	$(587,000)	$(2,300,000)	$(527,500)
Increase based on ASC 718 Fair Value of awards granted during year indicated that remain unvested as of the end of the indicated year (1)	2,897,835	739,565	5,036,197	1,285,331	1,508,763	346,021
Increase (deduction) for awards granted during prior year(s) that were outstanding and unvested as of end of the indicated year, determined based on change in ASC 718 Fair Value from the end of the prior year to the end of the indicated year (1)	(4,107,979)	(1,039,599)	(232,660)	(53,587)	(1,414,013)	(341,757)
Increase (deduction) for awards granted during a prior year that vested during the indicated year, determined based on change in ASC 718 Fair Value from the end of the prior year to the vesting date (2)	(701,606)	(162,700)	(603,610)	(145,926)	(1,352,954)	(331,734)
Total adjustments	$(4,211,750)	$(1,049,734)	$1,899,927	$498,818	(3,558,204)	$(854,970)
(1)	The fair value of the unvested performance share awards at the end of each fiscal year reflected in the table above is determined using the Company’s estimated achievement of the performance objectives at the end of the indicated year. The Company’s assumption for the each of the PSU grants in the year indicated is shown in the table below.

PSU Performance Assumptions	2022	2021	2020
2022 PSU Grant	250%	—	—
2021 PSU Grant	150%	250%	—
2020 PSU Grant	40%	80%	100%
2019 PSU Grant	—	40%	100%
2018 PSU Grant	—	—	80%

(2)	The fair value of the vested awards is determined by multiplying the number of shares vested by the share price on the date of vesting.

Financial Performance Measures

The Company considers the financial performance measures in the table below to be the most important financial performance measures used to link compensation actually paid to the Named Executives to company performance during for 2022.

Financial Performance Measures
Adjusted EBITDA
Free Cash Flow
Adjusted Pre-Tax Earnings

Each of these financial performance measures is a non-GAAP measure. Adjusted EBITDA is the Company's operating income under GAAP, excluding: depreciation expense, the impact of the recognition or reversal of deferred revenue and unbilled revenue, non-cash impairment charges, early lease termination charges and other special, non-recurring items. Free cash flow is defined as Adjusted EBIDTA less capital expenditures. Adjusted pre-tax earnings (loss) is GAAP pre-tax earnings excluding non-cash impairment charges and other unusual non-recurring items.

For additional details regarding our most important financial performance measures, please see the sections titled “Annual Cash Incentive” and “Long-Term Incentive Awards” in our Compensation Discussion and Analysis elsewhere in this Proxy Statement.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve as directors. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company, as well as the skill level required by the Company of its directors.

Cash Compensation Paid to Directors

For the year ended December 31, 2022, all directors who were not employees of the Company received an annual cash retainer of $100,000. The Chair of the Audit Committee was paid an annual fee of $20,000, the Chair of the Compensation Committee was paid an annual fee of $15,000, the Chair of Nominating and Corporate Governance Committee was paid an annual fee of $10,000, the Chair of the Safety and Compliance Committee was paid an annual fee of $10,000 and the Lead Independent Director was paid an annual fee of $20,000. The members of the Audit Committee were paid an annual fee of $4,000. The Board Chair was paid an annual fee of $100,000. Russell A. Childs, who is a director and an employee of the Company, received no compensation for his service on the Board.

Stock Awards

Each non-employee director receives a stock award annually, the value of which is determined annually by the Board. On February 15, 2022, each of the non-employee directors received an award of 3,053 vested shares of Common Stock, representing approximately $100,000 of value based on the stock price as of the date of such awards, with the exception of Mr. Udvar-Hazy and Mr. Albrecht who did not stand for re-election at the 2022 annual meeting. Messrs. Udvar-Hazy and Albrecht each received an award of 1,526 vested shares, representing approximately $50,000 of value based on the stock price as of the date of the award. The Company did not grant stock options to its non-employee directors in 2022.

Share Ownership Guidelines

The Company maintains ownership guidelines for the directors to encourage the alignment of their interests with the long-term interests of the Company’s shareholders. Each director is required to maintain a minimum ownership interest in the Company. The guideline ownership level is a number of shares of Common Stock having a value equal to at least five times the cash component of the annual base compensation for each director. Each director met the ownership guidelines at December 31, 2022, with the exception of Ms. Conjeevaram, who was appointed as a director on January 11, 2021. The holdings of the directors are summarized in the table entitled “Security Ownership of Certain Beneficial Owners” below.

DIRECTOR COMPENSATION TABLE

The table below summarizes the compensation paid by the Company to its non-employee directors for the year ended December 31, 2022.

(a)	(b)	(c)	(d)	(e)	(f)		(g)
				Change in
				Pension Value
				and Deferred
	Fees Earned or			Compensation	All Other
	Paid in Cash	Stock Awards	Option Awards	Earnings	Compensation		Total
Name (1)	($)	($)(2)	($)	($)	($)		($)
Jerry C. Atkin	$200,000	$100,000	—	—	—		$300,000
Steven F. Udvar-Hazy (3)	$65,000	$50,000	—	—	$50,000	(4)	$165,000
W. Steve Albrecht (3)	$60,000	$50,000	—	—	—		$110,000
Smita Conjeevaram	$104,000	$100,000	—	—	—		$204,000
Meredith S. Madden	$102,000	$100,000	—	—	—		$202,000
Ronald J. Mittelstaedt	$107,500	$100,000	—	—	—		$207,500
Andrew C. Roberts	$114,000	$100,000	—	—	—		$214,000
Keith E. Smith	$119,500	$100,000	—	—	—		$219,500
James L. Welch	$119,000	$100,000	—	—	—		$219,000
(1)	Russell A. Childs, the CEO, President and a director of the Company, is not included in the foregoing table as he was an employee of the Company during 2022 and received no financial remuneration for his service as a director.
(2)	Represents the aggregate grant date fair market values of awards as computed under ASC Topic 718. Assumptions and methodologies used in the calculation of these amounts are included in footnotes to the Company’s audited financial statements for the year ended December 31, 2022, which are included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. All such shares of our common stock are fully vested and none of our non-employee directors holds, or as of December 31, 2022 held any unvested shares or other equity awards.

(3)	Messrs. Udvar-Hazy and Albrecht, who did not stand for election at the 2022 Annual Meeting, served as directors for half of 2022, and their compensation was adjusted accordingly.

(4)	Upon his departure as a director following the 2022 Annual Meeting, Mr. Udvar-Hazy was engaged as a consultant to the Board. The Company paid Mr. Udvar-Hazy $50,000 under this consulting arrangement in 2022.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Parties

Since the beginning of the year ended December 31, 2022 through the date of this Proxy Statement, the Company did not have any transactions with related parties that required disclosure.

Review and Approval of Transactions with Related Parties

The Company believes that transactions between the Company and its directors and executive officers, or between the Company and persons related to directors and executive officers of the Company, present a heightened risk of creating or appearing to create a conflict of interest. Accordingly, the Company has adopted a policy regarding related-party transactions that has been approved by the Board and incorporated into the Charter of the Audit Committee. The policy provides that the Audit Committee will review all transactions between the Company and related persons (as defined in Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission) for potential conflicts of interest. Under the Company’s policy, all transactions between the Company and related persons are required to be submitted to the Audit Committee for approval prior to the Company’s entry or participation in such transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Security Ownership of Directors and Executive Officers

The following table sets forth the beneficial ownership of the Common Stock as of March 2, 2023, for each director and nominee for director, each Named Executive, and by all directors (including nominees) and executive officers of the Company as a group. In computing the number and percentage of shares beneficially owned by each person, the table includes any shares that the beneficial owner has the right to acquire within 60 days of March 2, 2023.

Name	Number of Shares of Common Stock Beneficially Owned	Beneficial Ownership Percentage (1)
Russell A. Childs	169,008	(2)
Robert J. Simmons	61,557	(2)
Wade J. Steel	50,074	(2)
Eric J. Woodward	24,716	(2)
Greg S. Wooley	7,415	(2)
Jerry C. Atkin	531,091	1.1%
Smita Conjeevaram	10,644	(2)
Meredith S. Madden	26,200	(2)
Ronald J. Mittelstaedt	33,651	(2)
Andrew C. Roberts	26,200	(2)
Keith E. Smith	33,651	(2)
James L. Welch	55,435	(2)
All officers and directors as a group (12 persons)	1,029,642	2.1%
(1)	Based on 48,819,519 shares outstanding as of March 2, 2023.
(2)	Less than one percent of the total shares outstanding as of March 2, 2023.

Security Ownership of Other Beneficial Owners

As of March 2, 2023, the Company’s records and other information available from outside sources indicated that the following shareholders were beneficial owners of more than five percent of the outstanding shares of Common Stock. The information following is as reported in filings with the Securities and Exchange Commission. The Company is not aware of any other beneficial owner of more than five percent of the Common Stock.

	Amount of
	Beneficial Ownership
	Common Stock
Name	Shares		Percent of Class
BlackRock, Inc.	8,361,249	(1)	17.1%
55 East 52nd Street
New York, NY 10055
The Vanguard Group	6,171,853	(2)	12.6%
100 Vanguard Blvd
Malvern, PA 19355
U.S. Global Jets ETF	3,506,106	(3)	7.2%
615 East Michigan Street
Milwaukee, Wisconsin 53202
Dimensional Fund Advisors LP	2,948,620	(4)	6.0%
6300 Bee Cave Road, Building One
Austin, TX 78746
Kopernik Global Investors, LLC	2,716,022	(5)	5.6%
Two Harbour Place
302 Knights Run Avenue, Suite 1225
Tampa, FL 33602
(1)	Based on a Schedule 13G/A filed on January 23, 2023 by BlackRock, Inc., which stated therein that it has sole voting power over 8,281,585 shares and sole dispositive power over 8,361,249 shares.
(2)	Based on a Schedule 13G/A filed on February 9, 2023 by The Vanguard Group, Inc., which stated therein that it has shared voting power over 66,734 shares, sole dispositive power over 6,079,494 shares and shared dispositive power over 92,359 shares.
(3)	Based on a Schedule 13G filed on February 8, 2023 by U.S. Global Jets ETF, which stated therein that it has sole voting power and sole dispositive power over 3,506,106 shares.
(4)	Based on a Schedule 13G/A filed on February 10, 2023 by Dimensional Fund Advisors LP, which stated therein that it has sole voting power over 2,891,229 shares and sole dispositive power over 2,948,620 shares.
(5)	Based on a Schedule 13G filed on February 14, 2023 by Kopernik Global Investors, LLC, which stated therein that it has sole voting power over 2,465,905 shares and sole dispositive power over 2,716,022 shares.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table contains information regarding the Company’s equity compensation plans as of December 31, 2022.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders (1)	595,768	$14.78	(2)	3,187,519	(3)
(1)	Consists of the Company’s SkyWest Inc. 2010 Long-Term Incentive Plan, 2019 Long-Term Incentive Plan and the Employee Stock Purchase Plan. Performance awards are included at “target” levels. No additional awards may be granted under the SkyWest, Inc. 2010 Long-Term Incentive Plan.
(2)	Represents the weighted average exercise price of the outstanding stock options. As of December 31, 2022, there were 6,816 outstanding stock options.
(3)	Includes 405,560 shares remaining available for future issuance under the Employee Stock Purchase Plan, of which 77,611 were eligible to be purchased during the purchase period in effect on December 31, 2022.

PROPOSAL 2

ADVISORY VOTE ON NAMED EXECUTIVE COMPENSATION

Background

Section 14A of the Exchange Act, which was enacted pursuant to the Dodd Frank Wall Street Reform and Consumer Protection Act, requires that the Company provide its shareholders with the opportunity to vote on an advisory (non-binding) resolution to approve the compensation of the Named Executives (referred to as a “Say-on-Pay” proposal) as disclosed in this Proxy Statement.

Accordingly, the following resolution will be submitted to the Company’s shareholders for approval at the Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executives, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2022 Executive Compensation table and the other related tables and disclosure.”

As described in detail under the heading “Compensation Discussion and Analysis,” the Board believes the Company’s compensation of the Named Executives achieves the primary goals of (i) attracting and retaining experienced, well-qualified executives capable of implementing the Company’s strategic and operational objectives, (ii) aligning management compensation with the creation of shareholder value on an annual and long term basis, and (iii) linking a substantial portion of the Named Executives’ compensation with long term Company performance and the achievement of pre-determined goals, while at the same time avoiding the encouragement of unnecessary or excessive risk taking. The Board encourages you to review in detail the Compensation Discussion and Analysis beginning on page 23 of this Proxy Statement and the executive compensation tables beginning on page 37 of this Proxy Statement. In light of the information set forth in such sections of this Proxy Statement, the Board believes the compensation of the Named Executives for the fiscal year ended December 31, 2022, was fair and reasonable and that the Company’s compensation programs and practices are in the best interests of the Company and its shareholders.

The vote on this Say-on-Pay resolution is not intended to address any specific element of compensation; rather, the vote relates to all aspects of the compensation of the Named Executives, as described in this Proxy Statement. While this vote is only advisory in nature, which means that the vote is not binding on the Company, the Board and the Compensation Committee (which is composed solely of independent directors), value the opinion of the Company’s shareholders and will consider the outcome of the vote when addressing future compensation arrangements.

Voting

Approval of the resolution above (on a non-binding, advisory basis) requires that the number of votes cast at the Meeting, in person or by proxy, in favor of the resolution exceeds the number of votes cast in opposition to the resolution.

The Board and the Compensation Committee Recommend that Shareholders Vote FOR Approval of the Compensation of the Named Executives, as disclosed in this Proxy Statement.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF

FUTURE VOTES ON NAMED EXECUTIVE COMPENSATION

Background

Section 14A also provides that the Company’s shareholders must be given the opportunity to vote on an advisory (non-binding) basis for their preference as to how frequently the Company should consider future Say-on-Pay proposals at its annual meetings of shareholders (referred to as a “Say-on-Frequency” vote). This Proposal 3 gives the Company’s shareholders the opportunity to indicate whether they would prefer that the Company’s shareholders address future Say-on-Pay proposals once every 1 year, 2 years or 3 years. Shareholders also may, if they wish, abstain from casting a vote on this proposal.

The Board values dialogue with its shareholders on executive compensation and other important corporate governance matters. The Board believes that addressing a Say-on-Pay proposal in the Company’s annual meeting once a year will achieve an appropriate balance between fostering such dialogue and affording sufficient time to evaluate the merits of the Company’s overall compensation philosophy, policies and practices in the context of the Company’s long-term business results for the corresponding period and any changes made in response to the outcome of a prior Say-on-Pay proposal. The Company’s compensation programs are straightforward, weighted toward performance, and do not tend to materially change from year to year.

Similar to the Say-on-Pay proposal, this vote is only advisory in nature and will not bind the Company or the Board to adopt any particular frequency. However, the Board values the opinion of the Company’s shareholders and will consider the outcome of the vote when determining how frequently to address future Say-on-Pay proposals. Regardless of the outcome of this Say-on-Frequency vote, the Board may decide that it is in the best interests of the Company’s shareholders and the Company to include a Say-on-Pay proposal in the Company’s proxy statement more or less frequently than the frequency receiving the most votes cast by the Company’s shareholders in this vote.

Voting

The proxy card allows you to vote for one of four choices: holding the advisory vote on executive compensation every 1 year, 2 years or 3 years, or abstaining from voting. Therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board, but will instead be casting their vote for the voting frequency they prefer.

The Board Recommends that Shareholders Vote for the Option of 1 YEAR as the Frequency of Holding Future Advisory Votes on Named Executive Compensation.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Following an evaluation by the Audit Committee and by the Company’s management of the performance of Ernst & Young LLP during the prior fiscal year, the Audit Committee has recommended and approved the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm to examine the consolidated financial statements of the Company for the year ending December 31, 2023. The Company is seeking shareholder ratification of such action.

Shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by our Amended and Restated Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to shareholders for ratification as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company.

It is expected that representatives of Ernst & Young LLP will attend the Meeting, will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.

The Board and the Audit Committee Recommend that Shareholders Vote FOR the Ratification of Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2023.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table represents aggregate fees billed to us for services related to the years ended December 31, 2022 and 2021, by Ernst & Young LLP (“EY”):

	Year Ended December 31,
	2022	2021
Audit Fees (1)	$1,141,818	$1,070,453
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,141,818	$1,070,453

(1)	Audit Fees consist of fees and related expenses for the annual audit of the Company’s financial statements, including the integrated audit of internal control over financial reporting and the quarterly reviews of the Company’s financial statements included in its Quarterly Reports on Form 10-Q.

Pre-Approval Policies and Procedures

The Audit Committee charter provides that the Audit Committee shall pre-approve all external audit services, internal control-related services and permissible non-audit services (including the fees and terms thereof), subject to certain specified exceptions. The Audit Committee has also adopted a policy regarding the retention of the independent registered public accounting firm that requires pre-approval of all of its services by the Audit Committee or the Chair of the Audit Committee. When services are pre-approved by the Chair of the Audit Committee, notice of such approval is given to the other members of the Audit Committee and presented to the full Audit Committee for ratification at its next scheduled meeting. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of the auditors. All of the services listed above were pre-approved by the Audit Committee in accordance with this policy.

REPORT OF THE AUDIT COMMITTEE

Management of the Company has primary responsibility for the Company’s financial statements and internal control over the Company’s financial reporting. EY, the Company’s independent registered public accounting firm, has responsibility for the integrated audit of the Company’s financial statements and internal control over financial reporting. It is the responsibility of the Audit Committee to oversee financial and control matters, among other responsibilities fulfilled by the Audit Committee under its charter. The Audit Committee meets regularly with representatives of EY and Protiviti, Inc. (“Protiviti”), the Company’s principal internal auditor, without the presence of management, to ensure candid and constructive discussions about the Company’s compliance with accounting standards and best practices among public companies comparable in size and scope to the Company.

At its meetings during the year ended December 31, 2022, the Audit Committee reviewed and discussed the following topics, among other matters: financial performance; financial reporting practices; quarterly and annual reports, including Management’s Discussion and Analysis of Financial Condition and Results of Operations; cybersecurity matters and risks and information technology controls; enterprise risk management and risk assessment; legal and regulatory issues; accounting and financial management issues; critical accounting policies and critical audit matters; accounting standards; airline industry matters; and a summary of calls received on the Company’s anonymous whistleblower hotline. The Audit Committee held separate executive sessions regularly with representatives of EY, Protiviti and the Company’s legal counsel, during which the following topics, among other matters, were discussed: financial management, accounting, internal controls, finance and accounting staffing, legal matters and compliance issues. The Audit Committee also regularly reviewed with its outside advisors material developments in the law and accounting literature that could be pertinent to the Company’s financial reporting practices.

In addition, the Audit Committee reviewed management’s report on internal control over financial reporting, required under Section 404 of the Sarbanes Oxley Act of 2002 and related rules. As part of this review, the Audit Committee reviewed the bases for management’s conclusions in that report, and also reviewed the report of the independent registered public accounting firm on internal control over financial reporting. Throughout the year ended December 31, 2021, the Audit Committee reviewed management’s plan for documenting and testing controls, the results of their documentation and testing, any deficiencies discovered and the resulting remediation of any such deficiencies.

In connection with the financial statements for the year ended December 31, 2022, the Audit Committee has:

(1)	reviewed and discussed the audited financial statements with management;
(2)	discussed with EY, the Company’s independent registered public accounting firm, the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission; and
(3)	received the written disclosures and letter from EY regarding the auditors’ independence required by applicable requirements of the PCAOB regarding EY’s communications with the Audit Committee concerning independence, and has discussed with EY its independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board at the February 7, 2023 meeting of the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission. The Board approved this inclusion.

The Audit Committee

Keith E. Smith, Chair

Smita Conjeevaram

Andrew C. Roberts

Meredith S. Madden

James L. Welch

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the Securities and Exchange Commission or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference into any filing of SkyWest, Inc., except to the extent that SkyWest, Inc. specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

DELINQUENT SECTION 16(a) REPORTS

The Company’s executive officers, directors and 10% shareholders are required under Section 16 of the Exchange Act to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Copies of these reports must also be furnished to the Company.

Based solely on a review of copies of reports furnished to the Company, or written representations that no reports were required, the Company believes that during 2022 its executive officers, directors and 10% holders complied with all filing requirements of Section 16 of the Exchange Act, except that one Form 4 was filed late for Mr. Atkin with respect to two transactions, both of which occurred in 2022.

SHAREHOLDER PROPOSALS FOR THE 2024 ANNUAL MEETING OF SHAREHOLDERS

If any shareholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the Company’s 2024 Annual Meeting of Shareholders, the proposal must be in proper form (per Securities and Exchange Commission Regulation 14A, Rule 14a-8—Shareholder Proposals) and received by the Chief Financial Officer of the Company on or before November 24, 2023. Shareholder proposals to be presented at the 2024 Annual Meeting of Shareholders which are not to be included in the Company’s proxy materials must be received by the Company no earlier than February 2, 2024, and no later than February 22, 2024, in accordance with the procedures set forth in the Company’s Amended and Restated Bylaws. In addition to satisfying the foregoing requirements under the Company’s Amended and Restated Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 3, 2024. The Company intends to file a proxy statement and white proxy card with the Securities and Exchange Commission in connection with its solicitation of proxies for the Company’s 2024 Annual Meeting of Shareholders.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

In instances in which multiple holders of the Common Stock share a common address and are the beneficial owners, but not the record holders, of those shares of Common Stock, the holders’ banks, brokers or other nominees may only deliver one copy of this Proxy Statement and the Company’s 2022 Annual Report to Shareholders, unless the applicable bank, broker or nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written request, a separate copy of this Proxy Statement and the Company’s 2022 Annual Report to Shareholders to any shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of this Proxy Statement and the Company’s 2022 Annual Report to Shareholders should submit a request in writing to Robert J. Simmons, Chief Financial Officer of the Company, 444 South River Road, St. George, Utah 84790, Telephone: (435) 634-3200. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

OTHER BUSINESS

The Company’s management does not know of any other matter to be presented for action at the Meeting. However, if any other matters should be properly presented at the Meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment.

Robert J. Simmons

Chief Financial Officer

St. George, Utah

March 23, 2023

APPENDIX A

TO

PROXY STATEMENT

Reconciliation of Non-GAAP Financial Measures

The non-GAAP information presented in this proxy statement should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period-over-period comparisons and in forecasting the Company’s business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance of the Company’s business without regard to these items.

Reconciliation to Adjusted Pre-Tax Earnings (Unaudited)

(in thousands)

Year Ended December 31, 2022
GAAP pre-tax earnings	$92,583
Revenue deferred (recognized) (1)	40,812
Unbilled revenue recognized (1)	(11,491)
Adjusted pre-tax earnings	$121,904
(1)	These adjustments allow investors to better understand and analyze our recurring core performance in the periods presented. These items were not contemplated during the goal setting process for the purpose of the annual cash incentives. These adjustments were also applied to the SkyWest Airlines GAAP pre-tax earnings for the purpose of the annual cash incentives.

Reconciliation to Adjusted EBITDA (Unaudited)

(in thousands)

	Year Ended December 31,
	2022	2021	2020
GAAP operating income	$181,162	$275,687	$108,802
Depreciation and amortization	394,552	440,198	474,959
Revenue deferred (recognized) (1)	40,812	(6,832)	110,728
Unbilled revenue recognized (1)	(11,491)	(8,404)	—
Non-cash impairment charges (1)	51,384	84,592	—
Adjusted EBITDA	$656,419	$785,241	$694,489

(1)	These adjustments allow investors to better understand and analyze our recurring core performance in the periods presented. These items were not contemplated during the goal setting process for the purpose of the PSU awards.

SKYWEST INCORPORATED

SKYWEST, INC.
ATTN: ROBERT J. SIMMONS
444 SOUTH RIVER ROAD
ST. GEORGE, UT 84790

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 1, 2023 for shares held directly and by 11:59 P.M. ET on April 27, 2023 for shares held in the Company's 401K Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SKYW2023**

You may attend the meeting via the Internet and vote during the meeting. Have your proxy card on hand and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 1, 2023 for shares held directly and by 11:59 P.M. ET on April 27, 2023 for shares held in the Company's 401K Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D99302-P86973 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SKYWEST, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Jerry C. Atkin	☐	☐	☐
1b. Russell A. Childs	☐	☐	☐
1c. Smita Conjeevaram	☐	☐	☐
1d. Meredith S. Madden	☐	☐	☐
1e. Ronald J. Mittelstaedt	☐	☐	☐
1f. Andrew C. Roberts	☐	☐	☐
1g. Keith E. Smith	☐	☐	☐
1h. James L. Welch	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2.	**For**	**Against**	**Abstain**
2. To consider and vote upon, on an advisory basis, the compensation of the Company's named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 1 Year on proposal 3.	**1 Year**	**2 Years**	**3 Years**	**Abstain**
3. To consider and vote upon, on an advisory basis, the frequency of holding future advisory votes on the compensation of the Company's named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 4.	**For**	**Against**	**Abstain**
4. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm.	☐	☐	☐

NOTE: Also includes authorization to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

D99303-P86973

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SKYWEST, INC.

The undersigned hereby appoints Jerry C. Atkin, Russell A. Childs and Robert J. Simmons and each of them, with the power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of SkyWest, Inc. common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders to be held exclusively online at 10:00 a.m., MDT on May 2, 2023 at www.virtualshareholdermeeting.com/SKYW2023, and any adjournment thereof, with all powers which the undersigned would possess if in attendance at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2 ,1 YEAR FOR PROPOSAL 3, AND FOR PROPOSAL 4, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side